Exhibit 10.35

EXECUTION VERSION

LICENSE AGREEMENT

between

SUNESIS PHARMACEUTICALS, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of April 27,  2005 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Sunesis Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 341 Oyster Point Boulevard, South San Francisco, California 94080 (“Sunesis”).  BMS and Sunesis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS Controls (as defined below) certain patent rights and know-how rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Sunesis desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Sunesis, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1                                 “AAA” has the meaning set forth in Section 14.2.

1.2                                 “Acceptance Notice” has the meaning set forth in Section 3.1(e).

1.3                                 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.4                                 “Active Compound” means any compound that exhibits an IC50 of <[*] in any of the CDK inhibitor assays described in Appendix 2 attached hereto, or any successor assay designated in accordance with Section 4.6.

1.5                                 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the voting securities with the power to direct the management and policies of such entity.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.6                                 “Agreement” means this Agreement, together with all Appendices attached hereto, as the same may be amended or supplemented from time to time.

1.7                                 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws, including receipt of pricing and reimbursement approvals, where applicable.  For purposes of the U.S., Approval means NDA approval.  For purposes of Japan, Approval means JNDA approval.

1.8                                 “Blended Rate” means (a) the total amount of royalties (stated in U.S. dollars) that would be payable in a Calendar Year with respect to a Product under Section 8.4.1, without the applicable reduction in the royalty rate (under Section 8.4.3 and/or 8.4.4) divided by (b) the total Net Sales (stated in U.S. dollars) of such Product in that Calendar Year, expressed as a percentage.

1.9                                 “BMS-387032” means the compound identified by BMS as “BMS-387032”.

1.10                           “BMS Core Patent Rights” means the patents and patent applications which are listed in Section 1 of Appendix 1 hereto, and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority to (i) any of the patents identified in Section 1 of Appendix 1 or (ii) any patent or patent application from which the patents identified in Section 1 of Appendix 1 claim priority, and (c) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

1.11                           “BMS Extension Patent Rights” has the meaning set forth in Section 2.8.

1.12                           “BMS Know-How” means all technical information and know-how known to and Controlled by BMS as of the Effective Date (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, the specifications of ingredients, the manufacturing processes, specifications, sourcing information, assays, quality control and testing procedures, and related know-how and trade secrets) that is primarily and directly related to and/or reasonably necessary for the manufacture, Development and/or Commercialization of the Licensed Compounds or a Licensed Product.  BMS Know-How shall not include information and know-how that is acquired or developed by BMS after the Effective Date.

1.13                           “BMS Other Patent Rights” means (a) patents and patent applications (other than the BMS Core Patent Rights) that are necessary or useful for the manufacture, Development and/or Commercialization of Licensed Compounds and/or Licensed Products that are Controlled by BMS or its Affiliates as of the Effective Date, which are listed in Section 2 of Appendix 1 hereto; (b) those claims in patents and patent applications (other than the BMS Core Patent Rights) that are Controlled by BMS or its Affiliates that are specifically directed to or specifically refer to one or more Licensed Compound and/or Licensed Product (for example, patent rights covering the use of a Licensed Compound in combination with another pharmaceutical agent); (c) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority to (i) any of the patents identified in Section 2 of Appendix 1 or (ii) any patent or patent application from which the patents identified in Section 2 of Appendix 1 claim priority; and (d) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

1.14                           “BMS Patent Rights” means the BMS Core Patent Rights, BMS Extension Patent Rights and the BMS Other Patent Rights.

1.15                           “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by applicable Laws to close.

1.16                           “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.17                           “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.18                           “Caribbean and Central America” means all countries that are included in the geographic area comprising as of the Effective Date: Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Costa Rica, Cuba, Dominica, Dominican Republic, El Salvador, Grenada, Guatemala, Haiti, Honduras, Jamaica, Nicaragua, Panama, St. Kitts & Nevis, St. Lucia, St. Vincent & the Grenadines, and Trinidad and Tobago.

1.19                           “CDK” means individually or collectively CDK1, CDK2, CDK4, CDK7 and/or CDK9.

1.20                           “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound.  Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.21                           “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase 4 Trials for, marketing, promoting, distributing, importing or selling a Licensed Product.

1.22                           “Commercially Reasonable Efforts” means, with respect to Licensed Compounds and Licensed Products, the carrying out of Development or Commercialization activities in a sustained manner using good faith commercially reasonable and diligent efforts, using the efforts that a company within the pharmaceutical industry would reasonably devote to an oncology product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product or compound and the likely timing of the product’s entry into the market, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors.  Commercially Reasonable Efforts requires that Sunesis: (i) promptly assign responsibility for such Development and Commercialization activities to specific employees, contractors, agents, Affiliates or Sublicensees, as applicable, who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines, and (iv) where applicable, employ compensation systems for its employees that reasonably incentivize such employees to achieve such objectives.

1.23                           “Competitive Compound” means any compound that is not a Licensed Compound and that exhibits activity in any of the assays described in Appendix 2 applicable to CDK2, CDK7 or CDK9 (or any successor assay thereto designated in accordance with Section 4.6) with: (i) an IC50 < [*], or (ii) an IC50 between [*] and [*] where the compound also exhibits activity against any Primary Target that is less than [*]fold greater than such compound’s activity against the applicable CDK2, CDK7 and/or CDK9.  “Primary Target” as used herein is any target specified by Sunesis other than CDK2, CDK7 or CDK9.  For clarity, if a particular compound that is not a Licensed Compound exhibits activity with an IC50 < [*] against any of CDK2, CDK7 or CDK9, it is a Competitive Compound.  Further, if a particular compound that is not a Licensed Compound exhibits activity with an IC50 > [*] against each of CDK2, CDK7 and CDK9, it is not a Competitive Compound.  Alternately, by way of example, if a particular compound that is not a Licensed Compound exhibits activity with an IC50 > [*] against both CDK2 and CDK7, but exhibits activity with an IC50 = [*] against CDK9, it is a Competitive Compound unless it also exhibits activity with an IC50 < [*] against one or more Primary Target(s).  For the purposes of determining whether a particular compound is a Competitive Compound, activity against any Primary Target shall be measured in an industry standard assay for such Primary Target, or if no such industry standard exists for a particular Primary Target, then the measurement will be made in the assay then used internally by Sunesis for such Primary Target.

1.24                           “Confidential Information” means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.  For all purposes of this Agreement, BMS Know-How shall be treated as being Confidential Information of both Parties.

1.25                           “Controlled” or “Controls”, when used in reference to intellectual property, means the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.26                           “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including, without limitation, pre- and post-approval studies and specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals).  When used as a verb, “Develop” means to engage in Development.

1.27                           “Development Plan” means, with respect to any Licensed Product, a comprehensive, multi-year plan specifying the anticipated timing and technical details of Development activities for such Licensed Product, including without limitation the indications to be targeted, line of therapy, timelines for completing key activities, phasing of development, primary endpoints, criteria for continuing activities,

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

study size, comparator drugs, combination drugs, timelines for data preparation and filing of regulatory submissions, toxicology and pharmacology studies and manufacturing process development and scale up.  A summary of the initial Development Plan as of the Effective Date is attached hereto as Appendix 3.

1.28                           “Dollar” or “$” means the lawful currency of the United States.

1.29                           “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.30                           “EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

1.31                           “Equity Agreements” means the Series C-2 Stock Purchase Agreement, the Investor Rights Agreement and the Eighth Amended and Restated Certificate of Incorporation of Sunesis.

1.32                           “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.33                           “Europe” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time (which as of the Effective Date includes Iceland, Liechtenstein and Norway), Albania, Andorra, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Holy See (Vatican), Macedonia, Moldova, Monaco, Poland, Romania, Russian Federation, San Marino, Serbia and Montenegro, Switzerland, Turkey, Ukraine, other central and eastern European markets including former Soviet block and USSR countries, and any successors to, or new countries created from, any of the foregoing.

1.34                           “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.35                           “Field” means the diagnosis, prevention, treatment or control of any human or animal disease, disorder or condition.

1.36                           “First Commercial Sale” means, with respect to any Licensed Product, the first sale for use or consumption by the general public of such Licensed Product in any country in the Territory after Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.37                           “GAAP” means generally accepted accounting principles in the United States.

1.38                           “Generic Product” means any pharmaceutical product containing as an active ingredient a Licensed Compound (or any salt, solvate, crystalline or noncrystalline form of such Licensed Compound) that is also contained in a Licensed Product, and which pharmaceutical product is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee of Sunesis or its Affiliates.

1.39                           “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts.

1.40                           “Indemnification Claim” has the meaning set forth in Section 12.3.

1.41                           “Indemnitee” has the meaning set forth in Section 12.3.

1.42                           “Indemnitor” has the meaning set forth in Section 12.3.

1.43                           “Independent Evaluator” means an independent certified public accounting firm or investment bank of nationally recognized standing, which, at the time of the evaluation set forth in Section 3.1, is not providing financial or consulting services to either Party, and which is selected by Sunesis and reasonably acceptable to BMS, or such other qualified Person as the Parties may mutually agree to.

1.44                           “Investor Rights Agreement” means the Eighth Amended and Restated Investor Rights Agreement, as amended by the Amendment to Eighth Amended and Restated Investor Rights Agreement entered into by Sunesis, BMS and the other parties thereto concurrently with this Agreement in connection with the issuance of Series C-2 Preferred Stock to BMS as part of the signing payment to BMS under Section 8.1.

1.45                           “JNDA” means a New Drug Application filed with the Koseisho required for marketing approval for the applicable Licensed Product in Japan.

1.46                           “JNDA Approval” means the approval of a JNDA by the Koseisho for the applicable Licensed Product in Japan.

1.47                           “JNDA Filing” means the acceptance by the Koseisho of the filing of a JNDA for the applicable Licensed Product in Japan.

1.48                           “Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

1.49                           “Large Pharma Sublicensee” means a Sublicensee that is among the top 25 largest pharmaceutical companies, based on worldwide annual sales (in Dollars) of non-generic pharmaceutical products as measured by IMS Health or its successor, or that is a collaboration partner of Sunesis as of the Effective Date, in each case at the time of entering into the applicable Sublicense agreement.

1.50                           “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

1.51                           “License” has the meaning set forth in Section 2.3(a).  “License” also refers to the corresponding arrangement for the grant by Sunesis of rights back to BMS with respect to one or more Licensed Compound(s) and Licensed Product(s) pursuant to Article 3.

1.52                           “Licensed Compound” means (a) BMS-387032, BMS-[*], BMS-[*] and BMS-[*] and any other Active Compound, the composition, manufacture or use of which is covered as of the Effective Date or at any time thereafter by a claim in a U.S. patent or patent application within the BMS Core Patent Rights or BMS Extension Patent Rights; (b) any Active Compound that is first synthesized by or for Sunesis or its Affiliates (or by Sublicensees pursuant to a sublicense hereunder) within [*] years following the Effective Date and that is derived from or through use of a compound covered by the foregoing clause (a) or from or through use of the BMS Know-How or practice of the BMS Patent Rights (for example, any

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Active Compound which is derived through iterative rational drug design based upon the biological activity of a compound covered by the foregoing clause (a)); (c) any compound that is first synthesized by or for Sunesis or its Affiliates (or by Sublicensees pursuant to a sublicense hereunder) within [*] years following the Effective Date that is derived through iterative rational drug design based upon the biological activity of a compound covered by the foregoing clause (a)); and (d) any metabolic precursors or prodrugs, isomers, active metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, complexes, conjugates or polymorphs of any compounds covered by the foregoing clause (a) or (b) or (c).

1.53                           “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

1.54                           “List A Countries” means [*] and the U.S.

1.55                           “Losses and Claims” has the meaning set forth in Section 12.1.

1.56                           “MAA Approval” means approval by the EMEA of a marketing authorization application (“MAA”) filed with the EMEA for the applicable Licensed Product under the centralized European procedure.  If the centralized EMEA filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in France, Germany, Italy, Spain or the United Kingdom.

1.57                           “MAA Filing” means filing with the EMEA of a marketing authorization application (“MAA”) for the applicable Licensed Product under the centralized European procedure.  If the centralized EMEA filing procedure is not used, MAA Filing shall be achieved upon the first filing of a marketing authorization application for the applicable Licensed Product in France, Germany, Italy, Spain or the United Kingdom.

1.58                           “Major Market Country” means the United States, Japan, Germany, the United Kingdom, France, Spain and Italy.

1.59                           “NDA” means a New Drug Application filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.60                           “NDA Approval” means the approval of an NDA by the FDA for the applicable Licensed Product in the U.S.

1.61                           “NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Licensed Product.

1.62                           “Negotiation Period” has the meaning set forth in Article 3.

1.63                           “Net Sales” means, with respect to any Licensed Product, the amount billed by a Party, an Affiliate of such Party, or any permitted Sublicensee for sales of such Licensed Product to a Third Party less:

(a)                                  discounts (including, without limitation, cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided however, that where any such Discount is based on sales of a bundled set of products in which such Licensed Product is included, the Discount shall be allocated to such Licensed Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b)                                 credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c)                                  freight out, postage, shipping and insurance charges for delivery of such Licensed Product;

(d)                                 taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party; and

(e)                                  write-downs for uncollectible payments determined on a product-specific basis, provided that (i) the payment is uncollectible due to the bankruptcy of the party owing such payment, (ii) the write-down is not caused by Sunesis’ failure to maintain a commercially reasonable program to monitor customer creditworthiness, consistent with industry practice, (iii) a detailed report verifying such write-down on a product-specific basis shall be provided in the royalty report under Section 8.6 and (iv) if the uncollectible payment is ultimately collected, in the next royalty payment period Sunesis shall provide BMS with a write-up (i.e., increase in in royalty payment) corresponding to the previous write-down.

Net Sales shall be determined in accordance with GAAP.  In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately.  If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Licensed Product if sold separately, and D is the invoice price of the Combination Product.  If neither the Licensed Product nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Compound and each other active ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for Major Market Countries than for other countries).

Net Sales shall not include any payments among Sunesis, its Affiliates and Sublicensees.

1.64                           “North America” means Canada, Mexico and the United States.

1.65                           “Notice” means the SAS data set of the completed studies and any correspondences with the FDA, radiographic films for responders, case report forms for responders, summary information regarding any Third Party patents known to Sunesis for which a license is likely to be required, summary information regarding the manufacture, sourcing and cost of goods, in each case with respect to the applicable Licensed Compounds and Licensed Products and to the extent known to Sunesis.

1.66                           “Pay-to-Play Feature” means a feature that results in disproportionate dilution of ownership or diminution of material rights compared to other stockholders with respect to the same series of stock by virtue of BMS’ failure to participate in an equity financing.  The parties agree that ordinary dilution resulting from the issuance of shares of preferred stock (including, without limitation, in connection with a financing with an implied pre-money valuation less than the pre-money valuation implied by Sunesis’ Series C-2 Preferred Stock financing) shall not be deemed to be a Pay-to-Play Feature.

1.67                           “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.68                           “Phase 1 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.  For purposes of this Agreement, “start of Phase 1 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 1 Trial.

1.69                           “Phase 2 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.  For purposes of this Agreement, “start of Phase 2 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 2 Trial.

1.70                           “Phase 3 Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.  For purposes of this Agreement, “start of Phase 3 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 3 Trial.

1.71                           “Phase 4 Trial” means a human clinical trial for a Licensed Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Licensed Product.  Phase 4 Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Licensed Product and post-marketing surveillance studies.

1.72                           “Proprietary Compound” of a Party means a specific compound being developed or sold (as of the Effective Date or in the future) by such Party or its Affiliates or their contractors or collaborators, where such compound is specifically claimed in a patent application or patent.

1.73                           “Public Company” means a company with a class of securities (i) registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) traded on a national securities exchange or listed on an interdealer quotation system.

1.74                           “Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and

Welfare, or any successor agency thereto), that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and Licensed Products.

1.75                           “Qualified Equity Financing” means, following the Effective Date, the issuance and sale to investors of Sunesis preferred stock, the gross proceeds of which are at least ten million Dollars ($10,000,000), which preferred stock has at least the following rights, preferences and privileges (by contract or otherwise): (i) a liquidation preference ranking pari passu or senior to the Series C-2 Preferred Stock; (ii) rights of first refusal on future securities issuances by Sunesis that are at least materially the same as those provided for in the Investor Rights Agreement as in effect on the Effective Date; (iii) registration rights that are at least materially the same as those registration rights afforded the Series C-2 Preferred Stock under the Investor Rights Agreement as in effect on the Effective Date; and (iv) weighted-average and/or full ratchet anti-dilution protection based on the sale price for such preferred stock.  In the event any preferred stock issued in connection with any Qualified Equity Financing (“QEF Preferred Stock”) is subject to a Pay-to-Play Feature, such Pay-to-Play Feature shall not apply to the securities issued to BMS pursuant to Section 8.2.2 (either (1) by there being a new class of preferred stock issued to BMS that is equivalent to such QEF Preferred Stock in all material respects except that such stock shall not be subject to such Pay-to-Play Feature or (2) BMS is put in materially the same position by contract with Sunesis as it would have been had such Pay-to-Play Feature not applied to the shares of QEF Preferred Stock issued to BMS).  Qualified Equity Financing shall also include, at the sole discretion of BMS, an issuance and sale to investors of Sunesis preferred stock following the Effective Date that does not meet all of the requirements set forth in this definition.

1.76                           “Royalty Term” has the meaning set forth in Section 8.4.2.

1.77                           “Series C-2 Financing” means the issuance and sale of Series C-2 Preferred Stock of Sunesis pursuant to the terms of the Series C-2 Preferred Stock Purchase Agreement dated    August 30, 2004, between Sunesis and the Purchaser (as defined therein).

1.78                           “Series C-2 Preferred Stock” means the Series C-2 Preferred Stock, par value $0.0001 per share, of Sunesis.

1.79                           “Series C-2 Stock Purchase Agreement” means the Stock Purchase Agreement entered into by Sunesis and BMS concurrently with this Agreement in connection with the issuance of Series C-2 Preferred Stock to BMS pursuant to Section 8.1.

1.80                           “Sublicensee” means any Third Party expressly licensed under the BMS Patent Rights by Sunesis to make, use and sell a Licensed Product.  As used in this Agreement, “Sublicensee” shall also include a Third Party to whom Sunesis has granted the right to promote or distribute a Licensed Product, provided that such Third Party is responsible for marketing and promotion of such Licensed Product within its promotion or distribution territory.  “Sublicensee” shall also include any Third Party that is a party to a License agreement.

1.81                           “Territory” means any country in the world.

1.82                           “Third Party” means any Person other than Sunesis, BMS and their respective Affiliates.

1.83                           “Third Party Term Sheet” has the meaning set forth in Section 3.2.

1.84                           “Title 11” has the meaning set forth in Section 13.6.

1.85                           “United States” or “U.S.” means the United States of America and its territories and possessions (including, without limitation, Puerto Rico).

1.86                           “Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application, which claim in the case of clause (i) or (ii) covers a Licensed Product, its manufacture or use; provided, however, that if a claim of a pending patent application shall not have issued within [*] ([*]) years (or in Japan, [*] ([*]) years) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

ARTICLE 2

LICENSE GRANT

2.1                                 BMS Core Patent Rights and BMS Know-How.  Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.6), BMS hereby grants to Sunesis a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to sublicense in accordance with Section 2.3, under the BMS Core Patent Rights and BMS Know-How to the extent reasonably necessary to, make, use (including in activities directed at the research and Development of Licensed Compounds), have made, sell, offer to sell, export, import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory; provided however, that Sunesis shall have no right to include any compound covered by a claim within the BMS Core Patent Rights in any compound library used for screening against non-CDK targets and Sunesis agrees that, except for purposes of testing in appropriate counterscreens to determine the selectivity of selected lead Active Compounds, it will not use any compound covered by a claim within the BMS Core Patent Rights for purposes of screening for activity against non-CDK targets.

2.2                                 BMS Other Patent Rights.  Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.6), BMS hereby grants to Sunesis a non-transferable (except in accordance with Section 15.4), non-exclusive (subject to conversion to exclusivity pursuant to Section 2.8 below) license, with the right to sublicense in accordance with Section 2.3, under the BMS Other Patent Rights solely to the extent reasonably necessary or useful to make, use (including in activities directed at the research and Development of Licensed Compounds), have made, sell, offer to sell, export and import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory, provided however, that no rights are granted under this Section 2.2 with respect to any Proprietary Compound of BMS, including but not limited to the use or formulation of a Licensed Compound or Licensed Product in combination with any Proprietary Compound of BMS.  For clarification, no rights are granted under this Section 2.2 to co-formulate or use in combination a Licensed Compound with any Proprietary Compound of BMS.

2.3                                 Sublicenses.  Sunesis shall have the right to grant sublicenses with respect to the rights licensed to Sunesis under Sections 2.1, 2.2 and 2.7(a) to any Affiliate of Sunesis for so long as such Affiliate remains an Affiliate of Sunesis, provided that (i) such Affiliate shall agree in writing to be bound

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by and subject to the terms and conditions of this Agreement in the same manner and to the same extent as Sunesis and (ii) Sunesis shall remain responsible for the performance of this Agreement and shall cause such Affiliate to comply with the terms and conditions of this Agreement.  In addition, Sunesis shall have the right to grant sublicenses with respect to the rights licensed to Sunesis under Sections 2.1, 2.2 and 2.7(a) to Third Parties with the prior written consent of BMS, which consent shall not be unreasonably withheld or delayed, or without such consent solely in accordance with this Section 2.3 below.

(a)                                  Sunesis shall have the right to grant a sublicense under the BMS Patent Rights to any Third Party sublicensee with respect to the Development or Commercialization of any Licensed Compounds or any Licensed Products containing such Licensed Compounds (including without limitation any sublicense, co-development, co-promotion or similar arrangement expressly granting such rights) (such arrangement being a “License”) upon the completion of the first Phase 2 Trial conducted under a U.S. IND for a Licensed Compound based on a preceding Phase 1 Trial, provided that such Phase 2 Trial shall have been designed to show a response rate of at least [*] percent ([*]%) in [*] ([*]) or more patients.  In addition, such Phase 2 Trial shall be designed to reasonably ensure that the dose and schedule provides optimal drug exposure levels which allow for a potentially safe and effective dose, as established in a relevant Phase 1 Trial.  As used herein, “completion” of a Phase 2 Trial means the completion of all patient dosing for such Phase 2 Trial and the preparation and submission to BMS by Sunesis of the preliminary clinical studies report plus the clinical data and tables for such trial.  For clarification, an agreement with a contractor, contract research organization, contract manufacturer or other Third Party performing contracted services related to the manufacture, Development and/or Commercialization of such Licensed Compound or Licensed Product shall not be a License thereof, provided such agreement is essentially a fee-for-service or similar purchase arrangement and does not grant the Third Party the right to sell or promote such Licensed Compound or Licensed Product.  Other than a permitted assignment of this Agreement in accordance with Section 15.4.1, Sunesis shall not have the right to enter into any License with a Third Party until after completion of the first Phase 2 Trial under a U.S. IND as set forth above, and then only in accordance with this Section 2.3 and the procedure set forth in Section 3.1.

(b)                                 Subject to the foregoing and Section 3.1, Sunesis shall have the right to enter into a License agreement with a Third Party, provided that:

(i) such License agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and, except with respect to the disclosure of certain information to BMS as set forth in Section 2.3(c) below, shall not limit Sunesis’ ability to fully perform all of its obligations under this Agreement or BMS’ rights under this Agreement;

(ii) in such License agreement, the Sublicensee shall agree in writing to be bound to Sunesis by terms and conditions that are substantially similar to, or less favorable to the Sublicensee than, or otherwise allow Sunesis to fully perform, the corresponding terms and conditions of this Agreement, except as set forth in Section 2.3(c) below;

(iii) in such License agreement, BMS shall be made an express third party beneficiary of the Sublicensee’s obligations to Sunesis under such License that relate to compliance with the terms and conditions of this Agreement;

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(iv) promptly after the execution of such License agreement, Sunesis shall provide a copy of such License agreement to BMS, with financial terms redacted, and in addition, in the case where the License Agreement is with a Large Pharma Sublicensee, Sunesis may also redact those terms that are both (A) sensitive and confidential to the Large Pharma Sublicensee and (B) not reasonably necessary for BMS to determine Sunesis’ compliance with this Agreement;

(v) Sunesis shall remain responsible for the performance of this Agreement (including, without limitation, its obligations under Sections 5.1(a) and 6.1, the payment of all payments due, and making reports and keeping books and records, subject to availability of such information pursuant to Section 2.3(c)), and shall use commercially reasonable efforts to monitor such Sublicensee’s compliance with the terms of such License;

(vi) any sublicense rights granted by Sunesis in a License (to the extent such sublicensed rights are granted to Sunesis in this Agreement) shall terminate on a country-by-country and Licensed Product-by-Licensed Product basis effective upon the termination under Section 13.2 of the license from BMS to Sunesis with respect to such sublicensed rights, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination by BMS under Section 13.2, the Sublicensee is not in material breach of its obligations to Sunesis under its License agreement, and within sixty (60) days of such termination the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee (a “Surviving Sublicensee”) for Sunesis, and provided further that (A) such license agreement shall not prejudice any remedy BMS may have against Sunesis for the circumstances which were the basis for such termination by BMS; (B) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to licensed activities, Licensed Products and territory) shall be equal to the scope of the rights that had been sublicensed by Sunesis to the Surviving Sublicensee pursuant to the License agreement; (C) such license agreement shall not include the provisions of Article 3 or Section 8.1 hereof; (D) Sunesis shall no longer be obligated under this Agreement to pay amounts set forth in Sections 8.2, 8.3 and 8.4 hereof, to the extent such amounts are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees; and (E) such license agreement shall obligate the Surviving Sublicensee to pay directly to BMS amounts corresponding to those set forth in Sections 8.2, 8.3 and 8.4 hereof which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees; and

(vii) such Sublicensees shall have the right to grant further sublicenses with respect to the Development or Commercialization of Licensed Products, provided that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2.3 other than any reference to Article 3 contained therein (i.e., the Sublicensee shall be subject to this Section 2.3 in the same manner and to the same extent as Sunesis, but shall not be subject to Article 3).

(c)                                  Section 2.3(b)(ii) shall not apply to Articles 3 and 4.  Without limiting and subject to Section 2.3(b)(i), it shall not be deemed a breach of Section 2.3(b)(ii) if the License agreement contains terms and conditions that differ from the following corresponding terms and conditions of this Agreement:  Sections 5.3 and 5.4, Article 8 (provided that such License agreement shall not limit Sunesis’ ability to fully perform its obligations under Article 8), Article 9, Article 10, Section 12.3 (provided that the Sublicensee provides equivalent or superior insurance protection through a commercially reasonable self-insurance program), Article 14 and Article 15.  In addition, in the case of a Large Pharma Sublicensee, it is recognized that in certain circumstances such a Large Pharma Sublicensee may not be willing to provide BMS with direct access to information and audit rights pursuant to the following Sections hereof: 5.1(b), 5.2, 5.5, 8.6(i) and 8.7.  In such case, Sunesis shall use commercially reasonable efforts to obtain the Large Pharma Sublicensee’s written agreement to provide such information and audit rights to BMS, provided that if Sunesis fails to obtain such Sublicensee’s agreement, such failure shall not be a breach of Section 2.3(b)(ii).  Notwithstanding the foregoing, Sunesis shall remain obligated under this Agreement to disclose information pursuant to Sections 5.1(b), 5.2, 5.5, 8.6(i) and 8.7 hereof to reasonably enable BMS to confirm that the Large Pharma Sublicensee is performing its obligations to Sunesis in a manner that protects BMS’ interests under this Agreement.

(d)                                 For clarity, where provisions of this Agreement provide that Sunesis shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Sunesis’ behalf by a permitted Sublicensee or contractor of Sunesis.

(e)                                  It shall be a breach of this Agreement for Sunesis to enter into any License hereunder not in compliance with this Section 2.3.

2.4                                 No Trademark License.  No right or license, express or implied, is granted to Sunesis to use any trademark, trade name, trade dress or service mark owned or Controlled by BMS or any of its Affiliates.  Sunesis, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with its activities conducted pursuant to this Agreement, if any, and shall own and control such trademarks.

2.5                                 No Implied Licenses.  No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise.  All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.6                                 Retained Rights.  All rights not expressly granted hereunder are reserved by BMS and may be used by BMS for any purpose.  Without limiting the foregoing, BMS retains any and all rights under the BMS Patent Rights and BMS Know-How to make, have made, use, sell, have sold, export or import any compounds which are not Licensed Compounds and products not containing any Licensed  Compounds, provided that the BMS Know-How shall be treated by BMS as being Confidential Information of Sunesis and BMS shall not publicly disclose the BMS Know-How except as permitted under Article 11.  BMS also expressly reserves and retains the right (i) to make, have made and use Licensed Compounds for any internal research purposes and (ii) to make, have made and use any Licensed Compound solely for use as an intermediate or starting material in the manufacture of any compound which is not a Licensed Compound.

2.7                                 Unblocking License.

(a)                                  In addition to the licenses granted by BMS to Sunesis under Section 2.1 and 2.2, subject to the terms and conditions set forth in this Agreement, BMS grants to Sunesis and its Affiliates a worldwide nonexclusive (subject to conversion to exclusivity pursuant to Section 2.8 below) license to practice under and to utilize patent rights Controlled by BMS (other than BMS Core Patent Rights and BMS Other Patent Rights), solely to the extent that such patent rights claim subject matter that is within the scope of and subgeneric to the scope of claims of the BMS Core Patent Rights (i.e., selection inventions), solely to research, Develop, Commercialize, make, have made, use, import, offer to sell, and sell Licensed Compounds and Licensed Products in the Field in the Territory.  Such nonexclusive license shall be sublicensable together with any permitted sublicense with respect to Licensed Compounds and Licensed Products.

(b)                                 Subject to the terms and conditions set forth in this Agreement, Sunesis grants to BMS and its Affiliates a fully paid-up worldwide nonexclusive license, with right to grant sublicenses, to practice under and to utilize patent rights Controlled by Sunesis, solely to the extent that such patent rights claim subject matter that is invented in the exercise of a License granted hereunder and is within the scope of and subgeneric to the scope of claims of the BMS Core Patent Rights (i.e., selection inventions), solely to research, Develop, commercialize, make, have made, use, import, offer to sell, and sell compounds and pharmaceutical products other than Licensed Compounds or Licensed Products.  For clarification, this nonexclusive license to BMS shall not limit the exclusive license granted by BMS to Sunesis under Section 2.1.

2.8                                 Conversion to Exclusive License.  BMS shall have the right at its sole discretion (including, without limitation, for purposes of extending the applicable Royalty Term under Section 8.4.2) to convert the license granted to Sunesis under Section 2.2 or 2.7(a) to be an exclusive license  upon notice to Sunesis specifying the patents to be so converted, provided that BMS has not, prior to the effective date of such conversion, granted a license to any Third Party under any patent rights specified in such notice to sell Licensed Compounds in any country in the Territory.  The BMS patent rights so exclusively licensed to Sunesis pursuant to this Section 2.8 (i) shall then be considered for purposes of determining the Royalty Term for the applicable Licensed Product, and (ii) shall thereafter be deemed “BMS Extension Patents”.

ARTICLE 3

BMS RIGHT OF FIRST NEGOTIATION

3.1                                 BMS Right of First Negotiation.  BMS shall have a right of first negotiation with respect to Licensed Compounds and Licensed Products as follows.

(a)                                  After completion of the first Phase 2 Trial under a U.S. IND with respect to a Licensed Product as set forth in Section 2.3, in the event that Sunesis desires at any time within [*] after the Effective Date to enter into a License arrangement with respect to one or more Licensed Compound(s) or Licensed Product(s), before entering into negotiations with any Third Party with respect to such License, Sunesis will notify BMS of its desire and provide BMS with a Notice with respect to such Licensed Compound(s) or Licensed Product(s).  If BMS notifies Sunesis in writing of its election to pursue a License for such Licensed Compound(s) or Licensed Product(s) within thirty (30) days after BMS’ receipt of such Notice, Sunesis and BMS shall enter into good faith negotiations with respect to such License for a period of [*] following Sunesis’ receipt of such election from BMS (the “Negotiation Period”).

(b)                                 During the Negotiation Period, Sunesis will provide BMS with an opportunity to make a Term Sheet proposal of terms and conditions with respect to such License and Sunesis will either agree to the proposal (and such Term Sheet shall be deemed as being offered by Sunesis) and the Parties will move forward to negotiate a definitive agreement based on such Term Sheet or Sunesis shall provide a counter offer Term Sheet to BMS reasonably promptly.  During the Negotiation Period, Sunesis may revise the terms and conditions of its counter proposal to BMS and in any case the last Term Sheet that Sunesis delivers to BMS shall be deemed the Term Sheet that Sunesis offers to BMS for purposes of Section 3.2 below, provided however, that Sunesis shall provide BMS with a reasonable period of time to review and consider any such Term Sheet which in no event will be less than [*] business days.  Such [*] Negotiation Period shall be extended by an additional [*] of diligent good faith negotiation if (i) Sunesis and BMS reach agreement with respect to a Term Sheet with respect to such License and (ii) BMS

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obtains internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet.

(c)                                  During the Negotiation Period and any extension thereof, Sunesis shall use commercially reasonable efforts to promptly provide BMS with additional information available to Sunesis that is related to the Licensed Compound(s) and Licensed Product(s) that would be subject to the License, and access to personnel and facilities, as reasonably requested by BMS as part of its due diligence with respect to such License.  BMS shall have the right to determine the scope of Licensed Compounds and Licensed Products with respect to the License under discussion between the Parties during the Negotiation Period (i.e., whether such License will cover, for example, a single Licensed Compound or a list of several Licensed Compounds or the entire genus of Licensed Compounds) and the proposals and Term Sheets that Sunesis delivers to BMS during that Negotiation Period shall include the terms for the scope of Licensed Compounds and Licensed Products requested by BMS.

(d)                                 If Sunesis and BMS do not conclude a binding definitive agreement with respect to such License during the Negotiation Period, Sunesis will then be free to enter into negotiations with any Third Party regarding a License for one or more Licensed Compound(s) and Licensed Product(s), and free to enter into any such License, subject to the provisions set forth in Section 3.2.  If BMS does not provide Sunesis with notice of BMS’ election to pursue a License within the [*] period after receipt of a Notice set forth above, Sunesis will then be free to enter into negotiations with any Third Party, and Sunesis shall have the right to enter into Licenses with respect to the Licensed Product(s) described in the Notice, which shall not be subject to the provisions of Section 3.2.

(e)                                  This Section 3.1(e) shall be subject to and shall not limit Section 3.3.  At any time after a Negotiation Period in which Sunesis and BMS are unable to conclude a binding definitive License agreement, where Sunesis intends to enter into a License agreement either with BMS or with a Third Party in accordance with Section 3.2, Sunesis shall be free to offer to BMS a Term Sheet for a License agreement including rights to one or more Licensed Compound(s) and Licensed Product(s) that were the subject of the Notice provided to BMS in the preceding Negotiation Period.  Sunesis shall have the right to determine the scope of compounds to be licensed under the Term Sheet, provided that the scope of compounds shall not be narrower than the scope of compounds requested by BMS in the preceding Negotiation Period (pursuant to Section 3.1 (c) above).  If Sunesis offers a Term Sheet for such License to BMS, BMS will have [*] in which to provide Sunesis with notice that BMS desires to enter into an agreement with Sunesis on substantially the same financial, governance and decision-making terms and conditions as set out in such Term Sheet (an “Acceptance Notice”).  If an Acceptance Notice is provided by BMS, BMS shall use diligent efforts to obtain internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet, and the Parties will work diligently to expeditiously complete such an agreement.  If (i) an Acceptance Notice is not provided by BMS within such [*] period; (ii) BMS fails to obtain internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet within [*] after Sunesis’ receipt of the Acceptance Notice; or (iii) Sunesis and BMS do not execute a binding License agreement within [*] after Sunesis’ receipt of the Acceptance Notice, Sunesis will be free to enter into negotiations with any Third Party regarding a License for one or more Licensed Compound(s) and Licensed Product(s), and free to enter into any such License, subject to the provisions set forth in Section 3.2, provided that such Term Sheet shall be deemed the Term Sheet last offered by Sunesis to BMS for the purposes of Section 3.2.  Upon receipt of such Acceptance Notice and during the period described above, Sunesis shall use

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commercially reasonable efforts to promptly provide BMS with additional information available to Sunesis that is related to the Licensed Compound(s) and Licensed Product(s) that would be subject to the License, and access to personnel and facilities, as reasonably requested by BMS as part of its due diligence with respect to such License.

In order to facilitate BMS’ ability to evaluate the Term Sheet offered by Sunesis to BMS pursuant to this Section 3.1(e), as soon as is practicable prior to the start of the foregoing [*] period, Sunesis shall give BMS advance notice of the scope of compounds to be licensed under such Term Sheet.

3.2                                 To the extent that this Article 3 has not terminated or expired, Sunesis shall not enter into any agreement with any Third Party with respect to a License under terms and conditions which are Less Favorable to Sunesis than the terms and conditions set forth in the Term Sheet last offered by Sunesis to BMS, except in accordance with the procedure set forth in this Section 3.2 or as otherwise expressly set forth in this Article 3.

(a)                                  If Sunesis intends to enter into a License agreement with a Third Party, Sunesis shall notify BMS and shall notify an Independent Evaluator for the purpose of this Section 3.2.  Sunesis shall bear the costs of engaging the Independent Evaluator.  Sunesis shall provide the Independent Evaluator with the proposed Term Sheet or License agreement with such Third Party (the “Third Party Term Sheet”), from which Sunesis may redact the identity of the Third Party, and shall also provide the Independent Evaluator with a copy of the last Term Sheet offered by Sunesis to BMS.

(b)                                 The Independent Evaluator shall promptly make a determination of whether the terms and conditions of the Third Party Term Sheet are Less Favorable to Sunesis than the terms and conditions of the last Term Sheet offered by Sunesis to BMS, in accordance with Section 3.5(a) below.  Unless the Parties agree otherwise, such determination shall be made by the Independent Evaluator within [*] of receipt of the relevant Term Sheets from Sunesis and the Independent Evaluator shall promptly notify the Parties of such determination.  The Independent Evaluator shall be required to make a definite determination based on the information provided to it as to whether or not the Third Party Term Sheet is Less Favorable to Sunesis than the last Term Sheet offered by Sunesis to BMS.  The Independent Evaluator shall not have the authority to render any other determination or to respond without a decision, and the Parties agree (i) that the Independent Evaluator shall have no liability in any way by reason of its decision, and (ii) to be bound by and not to challenge such determination, provided that either Party may dispute such determination but only if such Party holds a good faith belief that the other Party acted in bad faith or engaged in willful misconduct in the independent evaluation process.

(c)                                  If the Independent Evaluator determines that the Third Party Term Sheet was not Less Favorable to Sunesis than the last Term Sheet offered by Sunesis to BMS, Sunesis will be free to enter into an agreement with such Third Party having the terms and conditions set forth in the Third Party Term Sheet (or other terms and conditions that are not financially Less Favorable to Sunesis than the terms and conditions set forth in the Third Party Term Sheet presented to the Independent Evaluator) and such other non-financial terms and conditions as Sunesis and the Third Party agree.

(d)                                 If the Independent Evaluator determines that the terms and conditions set forth in the Third Party Term Sheet are Less Favorable to Sunesis than the terms and conditions last offered by Sunesis to BMS, Sunesis may at its discretion continue its negotiation with the Third Party, with the

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objective of obtaining financial terms and conditions which are more favorable to Sunesis than the financial terms and conditions last offered by Sunesis to BMS, provided that Sunesis shall not enter into an agreement with such Third Party without first following the above procedure set forth in this Section 3.2 with respect to submitting a revised Third Party Term Sheet to the Independent Evaluator.

(e)                                  Alternatively, Sunesis may offer the terms and conditions set out in the Third Party Term Sheet to BMS or otherwise then proposed by Sunesis to the Third Party (or Sunesis may offer BMS terms and conditions financially less favorable to Sunesis than the foregoing), including without limitation those with respect to financial terms, governance, decision-making, Development and Commercialization responsibilities and scope of compounds to be licensed.  If Sunesis offers such terms and conditions for a License to BMS in accordance with this Section 3.2(e), BMS will have an additional [*] business days to provide Sunesis with an Acceptance Notice.  If an Acceptance Notice is provided by BMS, BMS shall use diligent efforts to obtain internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet, and the Parties will work diligently to expeditiously complete such an agreement.  If (i) an Acceptance Notice is not provided by BMS within such [*] period; (ii) BMS fails to obtain internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet within [*] days after Sunesis’ receipt of the Acceptance Notice; or (iii) Sunesis and BMS do not execute a binding License agreement within [*] after Sunesis’ receipt of the Acceptance Notice, Sunesis will be free to enter into negotiations with any Third Party regarding a License for one or more Licensed Compound(s) and Licensed Product(s), and free to enter into any such License, subject to all of the provisions set forth in this Section 3.2, provided that the Term Sheet for which BMS provided an Acceptance Notice (or if an Acceptance Notice is not provided by BMS within the allotted period, the last Term Sheet offered by Sunesis pursuant to this Section 3.2(e)) shall be deemed the Term Sheet last offered by Sunesis to BMS for the purposes thereof.  Upon receipt of such Acceptance Notice and during the period described above, Sunesis shall use commercially reasonable efforts to promptly provide BMS with additional information available to Sunesis that is related to the Licensed Compound(s) and Licensed Product(s) that would be subject to the License, and access to personnel and facilities, as reasonably requested by BMS as part of its due diligence with respect to such License.

3.3                                 In the event that Sunesis has not entered into an agreement with a Third Party with respect to a License within the earlier of [*] following the end of a Negotiation Period or at such time that statistically significant interim or final results from a Phase 2 Trial or Phase 3 Trial become available with respect to the applicable Licensed Product after a Negotiation Period or an Acceptance Notice provided pursuant to Section 3.1(e) or 3.2(d), then thereafter, if Sunesis desires to enter into a License arrangement for a Licensed Product, before entering into a License agreement with any Third Party, Sunesis will first notify BMS of its desire and provide a Notice with respect to such Licensed Product and the procedure described in Sections 3.1 and 3.2 above shall apply again, provided that the Negotiation Period in this case shall be [*] (rather than [*]), provided further that Sunesis shall be free to continue negotiations regarding a License with any Third Party (but not initiate any new negotiations with any other Third Party with whom Sunesis has not previously negotiated with respect to such Licensed Product) during any such Negotiation Period pursuant to this Section 3.3, but may not enter into a License agreement with a Third Party until after the end of such Negotiation Period, and then only in accordance with and following the procedure set forth Section 3.2.

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3.4                                 License Terms and Conditions.

(a)                                  During any Negotiation Period, Sunesis shall make an offer of terms and conditions for a License where BMS would obtain exclusive worldwide rights and joint responsibility for the further manufacture, Development or Commercialization of the Licensed Product for all indications.  The terms and conditions of the foregoing license shall include but not be limited to Sunesis and BMS co-developing and co-commercializing the Licensed Product, including equal participation in co-commercialization of the Licensed Product in the U.S.

(b)                                 For clarity, any License agreement between Sunesis and BMS shall include a grant to BMS by Sunesis of those license rights required for BMS to carry out the manufacture, Development or Commercialization anticipated by such License agreement, including without limitation (i) a grant back to BMS of rights under the BMS Know-How and BMS Patent Rights, and (ii) a grant to BMS under other know-how and patent rights Controlled by Sunesis with respect to the Licensed Compound and Licensed Product that are subject to the License, in each case as required for BMS to fulfill its obligations under such License agreement.

3.5                                 Certain Definitions.  For the purposes of this Article 3, the following capitalized terms shall have the following meanings:

(a)                                  “Less Favorable to Sunesis” means, with respect to a Third Party Term Sheet compared to the most recent Term Sheet offered by Sunesis to BMS, that the Third Party Term Sheet contains financial terms which, taken as a whole, are materially less favorable to Sunesis than terms set forth in the last Term Sheet for a License offered to BMS by Sunesis.  The determination by the Independent Evaluator in accordance with Section 3.2 as to whether a Third Party Term Sheet is Less Favorable to Sunesis than the last Term Sheet offered to BMS by Sunesis shall be based upon assumptions and analysis performed in the Independent Evaluator’s independent judgment, with the same assumptions applied in the same manner to both the Third Party Term Sheet and the last Term Sheet offered to BMS by Sunesis.  Such analysis shall, at a minimum, include a comparison of the probability-adjusted discounted cash flows for all payments, including royalties, payable to Sunesis from the two respective Term Sheets.  Such analysis shall include necessary adjustments for any difference in the scope of compounds being licensed under the Term Sheets.  In such evaluation, payments in equity shall be valued taking into consideration liquidity and other relevant factors.

(b)                                 “Term Sheet” means a non-binding term sheet summarizing the key terms and conditions on which a Party would be willing to enter into negotiations with a view to finalizing a mutually acceptable definitive License agreement that includes the terms contained in the Term Sheet.  It is understood that a Term Sheet need not specify all material terms, and as is customary, may provide a summary of only certain of the most significant terms, provided that a Term Sheet shall include, at a minimum, the financial terms and conditions, the scope and territory of licenses granted and the allocation of responsibilities and costs with respect to the Development and Commercialization of the Licensed Compound(s) and Licensed Product(s) to which such Term Sheet relates, in such detail so as to reasonably enable the Independent Evaluator to perform the determination set forth in Section 3.2.

3.6.                              It is acknowledged and agreed that: (i) this Article 3 shall not be deemed to apply to a transaction by which a Third Party acquires substantially all of the business or assets of Sunesis in accordance with Section 15.4.3 below; and (ii) if Sunesis enters into a License in accordance with this Article 3 that includes an option or other contingent right to acquire the sublicense rights hereunder (an “Option”), then the grant of rights by Sunesis upon a Third Party’s exercise of such Option shall not be subject to this Article 3 so long as the grant of such Option was made in compliance with this Article 3.

3.7                                 If BMS disputes Sunesis’ right to enter into a License agreement based on (A) Sunesis’ compliance with Article 3 or (B) whether a License agreement or proposed License agreement complies with Section 2.3, BMS will provide Sunesis with notice of such dispute and simultaneously initiate an expedited arbitration thereof in accordance with the procedure set forth in Section 14.3.  If BMS does not provide written notice to Sunesis initiating such arbitration within [*] days after BMS’ receipt of a copy of a License agreement or proposed License agreement in accordance with Section 2.3(b) above, then notwithstanding Article 14 below, BMS shall have no further right to dispute Sunesis’ right to enter into a License agreement based on (A) Sunesis’ compliance with Article 3 or (B) whether a License agreement complies with Section 2.3; provided that nothing in this Section 3.7 shall limit or prejudice BMS’ other rights including but not limited to BMS’ right to enforce Sunesis’ ongoing obligations with respect to such License, or to enforce any ongoing obligations of the Sublicensee as permitted under Section 2.3(b)(iii) and applicable Laws.

ARTICLE 4

TRANSFER OF KNOW-HOW AND MATERIALS

4.1                                 Documentation.  During the sixty (60) day period following the Effective Date BMS shall provide Sunesis with one (1) electronic or paper copy of all documents, data or other information Controlled by BMS as of the Effective Date to the extent that such documents, data and information are (i) subject to the BMS Know-How license under Section 2.1; (ii) reasonably necessary for the manufacture, Development or Commercialization of a Licensed Compound or Licensed Product; and (iii) are reasonably available to BMS without undue searching; provided, however, that subject to the last sentence of this Section 4.1, the foregoing shall in no event require BMS to provide (A) copies of manufacturing run records and laboratory notebook records required to be maintained by BMS under applicable Laws, or (B) copies of documents, data and information to the extent that such documents, data and information do not satisfy the requirements in clauses (i), (ii) and (iii) of the foregoing.  Such documentation shall not be used by Sunesis for any purpose other than Development, manufacture or Commercialization of Licensed Compounds and Licensed Products in accordance with this Agreement and is Confidential Information of BMS.  BMS shall be responsible for the cost of providing one (1) set of copies only.  BMS shall have no obligation to reformat or otherwise alter or modify any such materials, or to create materials in electronic form, in order to provide them to Sunesis.  Any and all such materials delivered to Sunesis pursuant to this Section 4.1 are and shall remain the sole property of BMS, provided that all such material shall be treated as being Confidential Information of both Parties, and shall be subject to Sunesis’ rights in and to such material as otherwise set forth in this Agreement.  Notwithstanding the foregoing, if at any time during the term of this Agreement Sunesis identifies particular documents, data or information that are within the BMS Know-How, but were not previously delivered to Sunesis, and that are reasonably necessary for the continued manufacture, Development or Commercialization of a Licensed Compound or Licensed Product (including without limitation materials requested in connection with an audit or other inquiry by a Regulatory Authority), BMS shall promptly provide such material to Sunesis upon request to the extent that such items are in BMS’ possession and are available without undue searching.

4.2                                 Technical Assistance.  Commencing on the Effective Date and continuing until the date that is [*] months after the Effective Date, BMS shall reasonably cooperate with Sunesis to provide technical assistance as set forth below and to transfer to Sunesis any additional BMS Know-How licensed

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under Section 2.1 to the extent such BMS Know-How is in BMS’ possession to effect the transfer of all Development efforts related to Licensed Compounds and Licensed Products.  Such cooperation shall include, without limitation, providing Sunesis with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel involved in the research and development of Licensed Compounds and Licensed Products to provide Sunesis with a reasonable level of technical assistance and consultation in connection with the transfer of the BMS Know-How, provided, however, that (i) such access shall be requested and coordinated through a single contact person to be designated by BMS (a separate single contact person shall be designated by BMS with respect to manufacturing related matters), (ii) BMS makes no warranty, express or implied, that Sunesis shall be able to successfully implement and use the BMS Know-How, (iii) BMS shall not be in default hereunder for any inadvertent failure to disclose all pertinent information related to the BMS Know-How, and (iv) BMS shall not be obligated to provide more than [*] aggregate hours of technical assistance in such period, as evidenced by BMS’ reasonably itemized time records to be provided to Sunesis upon request, which shall be allocated as follows:  up to [*] aggregate hours for technical assistance related to chemical and manufacturing matters related to BMS-387032, up to [*] aggregate hours for technical assistance related to clinical Development matters and up to [*] aggregate hours for technical assistance related to all other matters.  In addition, such technical assistance shall include, without limitation, access to SAR information with respect to the Licensed Compounds and BMS personnel involved in the research and development of Licensed Compounds and Licensed Products, and providing responses to Sunesis queries related thereto.  Sunesis shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.  It is understood and acknowledged that BMS activities with respect to the document transfer of the INDs for the Licensed Compounds shall not be applied towards the foregoing [*] aggregate hours of technical assistance, provided that subsequent assistance and follow-up questions requested by Sunesis with respect to such INDs shall be applied towards the aggregate limit.

If Sunesis requests further technical assistance related to chemical and manufacturing matters related to BMS-387032 in excess of the [*] hour amount referenced above, BMS may at its sole discretion provide such technical assistance and, if BMS elects to provide such technical assistance, Sunesis shall reimburse BMS for its time incurred in connection therewith at an FTE rate of $[*] per hour, plus any reasonable out-of-pocket expenses incurred by BMS in providing such technical assistance requested by Sunesis.  Such reimbursement shall be made to BMS within thirty (30) days after submission of an invoice by BMS reasonably detailing BMS’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

4.3                                 IND.  As soon as reasonably practicable after the Effective Date, BMS shall effectuate the assignment of all INDs for the Licensed Compounds to Sunesis.  Such assignment and the transfer of responsibility for such INDs to Sunesis will occur promptly after such time that Sunesis reasonably determines that it is able to accept responsibility (including establishing at Sunesis adequate safety monitoring and adverse event reporting procedures to meet regulatory requirements) for the patients that are being treated as of the Effective Date pursuant to such INDs, provided that Sunesis agrees that it shall be able to accept responsibility, and shall accept responsibility, for such patients within [*] following the Effective Date.  BMS will effectuate such assignment within [*] after Sunesis provides BMS with written notice that Sunesis is able to accept responsibility for such patients.  At the time of the assignment of such INDs to Sunesis, upon reasonable request by Sunesis, BMS shall provide additional technical assistance relating to the transition of the IND to Sunesis, provided that to the extent that any such assistance

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

exceeds [*] aggregate hours of additional technical assistance, as evidenced by BMS’ reasonably itemized time records, it shall be applied towards the aggregate limit on technical assistance set forth in Section 4.2 above.

Without limiting the foregoing, if such transfer of the IND and/or transfer of responsibility for such patients is delayed and does not occur within [*] months following the Effective Date, BMS may at its sole discretion continue to be responsible for such IND and patients, provided that, if BMS elects to continue such responsibility, Sunesis shall reimburse BMS for its time incurred in connection therewith at an FTE rate of $[*] per hour, plus any reasonable out-of-pocket expenses incurred by BMS in continuing such responsibility.  Such reimbursement shall be made to BMS within thirty (30) days after submission of an invoice by BMS reasonably detailing BMS’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

4.4                                 Provision of Existing BMS-387032 Compound and Other Licensed Compounds.  As soon as practicable after the Effective Date, but in any event within thirty (30) days thereafter, BMS shall transfer to Sunesis the inventory of BMS-387032, BMS-[*], BMS-[*], BMS-[*], BMS-[*], BMS-[*] and BMS-[*] compounds in BMS’ possession as of the Effective Date, provided that BMS shall have the right to retain up to [*] of each such compound for use by BMS in accordance with Section 2.6.  Such compounds shall be used by Sunesis solely in accordance with license rights and other terms and conditions of this Agreement.  BMS shall inform Sunesis in writing which, if any, of such Licensed Compounds have been manufactured in accordance with GMP.

4.5                                 Provision of Samples of Other Existing Licensed Compounds.  Upon request by Sunesis as set forth below, BMS shall transfer to a Third Party testing service provider selected by Sunesis and reasonably acceptable to BMS (a “Testing Contractor”) samples of certain compounds (to the extent such samples are in BMS’ possession as of the Effective Date) for testing by such Testing Contractor.  Such compounds which are believed to be in BMS’ possession as of the Effective Date are listed in Appendix 5 hereto.  The testing of such compounds by the Testing Contractor shall be carried out within [*] following the Effective Date.  Such compounds will be used by the Testing Contractor solely for purposes of performing the testing of the compounds in CDK assays for Sunesis and for no other purpose.  After completion of the testing any unused samples of the compounds will be destroyed or returned to BMS by the Testing Contractor, as directed by BMS.  If any of the compounds listed in Appendix 5 are not in BMS’ possession as of the Effective Date, BMS shall not be required to prepare any new samples of such compound and such compound will not be provided by BMS for testing hereunder.  Following testing by the Testing Contractor, if Sunesis desires additional samples of any of the tested compounds which are shown to be Active Compounds, BMS shall provide samples of such Active Compounds to Sunesis, to the extent that such samples are then in BMS’ possession, for use by Sunesis solely in accordance with license rights and other terms and conditions of this Agreement, provided that BMS shall have the right to retain up to [*] of each such compound for use by BMS in accordance with Section 2.6.

4.6                                 Alternate CDK Assays.  It is understood and acknowledged that Sunesis desires to develop assays that do not require the use of radioactive materials but are otherwise comparable to and substantially similar to one or more of the CDK inhibitor assays described in Appendix 2 (such new assay being an “Alternate Assay”).  It is further understood that as of the Effective Date BMS has performed and is capable of performing the assays described in Appendix 2 (i.e., using radioactive materials) and that as of the Effective Date Sunesis is not able to perform such assays.  Any such Alternate Assay shall

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

be compared to and calibrated with the corresponding assay in Appendix 2 using appropriate reference compounds such that the IC50 in the Alternate Assay can be compared to the IC50 that would be obtained using the corresponding assay in Appendix 2.  It is agreed that the Parties shall cooperate to determine the appropriate calibration factor to convert the IC50 obtained in the Alternate Assay to the IC50 that would be obtained using the corresponding assay in Appendix 2 such that Sunesis may use such Alternate Assay for purposes of determining whether a compound is an Active Compound or a Competitive Compound.  Such calibration factor shall be determined as follows: (a) Sunesis shall provide BMS with the detailed procedure for the proposed Alternate Assay; (b) BMS shall provide Sunesis with a list of at least ten (10) reference compounds, together with the IC50 values obtained by BMS using the assay described in Appendix 2; (c) Sunesis shall test such reference compounds in the corresponding Alternate Assay and provide BMS with the IC50 values obtained for such compounds in the Alternate Assay; and (d) the Parties shall work together to reasonably determine and agree on the calibration factor to convert the IC50 obtained in the Alternate Assay to the IC50 that would be obtained using the corresponding assay in Appendix 2.  In the event the Parties are unable to reach agreement on such calibration factor through good faith discussions, such dispute will be resolved by an independent Third Party scientific expert, and the Parties shall accept the calibration factor determined by such independent expert in writing.  The independent Third Party scientific expert shall be selected by mutual agreement of the Parties, with such agreement not to be unreasonably withheld by either Party.  Upon such determination and agreement in writing with respect to such Alternate Assay and the calibration factor for such Alternate Assay, such Alternate Assay may then be used for purposes of determining whether a compound is an Active Compound or a Competitive Compound under this Agreement.  Except with respect to the CDK2 inhibitor assay, for purposes of clause (b) above, BMS shall not be required to carry out further testing of compounds after the Effective Date using any assay described in Appendix 2 and if IC50 values for at least ten (10) reference compounds in such assay are not available to BMS as of the Effective Date, and if Sunesis desires to obtain such testing, such testing shall be performed by BMS, as elected by BMS at its sole discretion, or by a Testing Contractor if BMS elects not to perform such testing.  In the event of such testing of such reference compounds after the Effective Date for this purpose, Sunesis shall be responsible for the costs of any such testing by a Testing Contractor.  If BMS elects to carry out such testing, Sunesis shall reimburse BMS for BMS’ time incurred in connection therewith at an FTE rate of $[*] per hour, plus any reasonable out-of-pocket expenses incurred by BMS in carrying out such testing, provided that Sunesis shall be entitled to apply any of the unused portion of the [*] of technical assistance provided in Article 4.2 to the cost of such testing.  Such reimbursement shall be made to BMS within thirty (30) days after submission of an invoice by BMS reasonably detailing BMS’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

ARTICLE 5

DEVELOPMENT

5.1                                 Development and Development Plan.

(a)                                  Commercially Reasonable Efforts.  Sunesis (or its Sublicensee, as applicable) shall use Commercially Reasonable Efforts to Develop at least one Licensed Compound and Licensed Product.

(b)                                 Development Plan.  A summary of the initial Development Plan as of the Effective Date is attached hereto as Appendix 3 to the Agreement.  Sunesis will provide BMS with any significant

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updates and revisions to the Development Plan for BMS’ review and comment, to the extent Sunesis has the right to do so under an agreement with a Sublicensee where applicable.  As set forth in Appendix 3, the Phase 1 Trial for BMS-387032 is scheduled to start by October, 2005.

5.2                                 Development Reports.  Within [*] months of transfer of all INDs for the Licensed Compounds pursuant to Section 4.3, Sunesis will provide BMS (to the BMS contact person designated in writing by BMS) with a copy of the then-current Development Plan.  Thereafter, Sunesis will provide BMS with a copy of the annual IND updates for the Licensed Compounds (as required by the FDA) within thirty (30) days of submission thereof to the FDA.  In addition, during the term of this Agreement, Sunesis shall provide BMS (to the BMS contact person designated in writing by BMS) a written development report within thirty (30) days following the end of the second and fourth Calendar Quarter of each Calendar Year (i.e., every six (6) months), presenting a meaningful summary of the Development activities accomplished by Sunesis through the end of such six (6) month period, including summaries of significant results, information and data generated.  Upon reasonable request by BMS not more than twice each Calendar Year, Sunesis shall also meet in-person with BMS to review Sunesis’ development activities for Licensed Products.  In addition, upon reasonable request by BMS, Sunesis shall provide BMS with summaries of clinical protocols, investigator brochures, regulatory submissions and correspondence from Regulatory Authorities with respect to Licensed Compound and Licensed Product.  Also, upon reasonable request by BMS, but not more than once every six (6) months, Sunesis shall provide additional details with respect to such summaries.  Notwithstanding the foregoing, but subject to and without limiting Section 2.3, with respect to information controlled by a Third Party, Sunesis’ obligations under this Section 5.2 shall be limited to the extent Sunesis has the right to provide such information.

5.3                                 Records.  Sunesis shall maintain complete and accurate records of all work conducted in furtherance of the Development and Commercialization of the Licensed Compounds and Licensed Products and all results, data and developments made in conducting such activities.  Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

5.4                                 Development Responsibilities and Costs.  Sunesis shall have sole responsibility for, and shall bear the cost of conducting all Development with respect to the Licensed Compounds and Licensed Products.  Sunesis shall Develop the Licensed Compounds and Licensed Products in compliance with all applicable legal and regulatory requirements, including, without limitation, all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

5.5                                 Regulatory Responsibilities and Costs.  Sunesis shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and Licensed Products.  Upon reasonable request by BMS, Sunesis shall provide BMS with draft and final copies (which may be wholly or partly in electronic form) of all material correspondence with Regulatory Authorities relating to the Licensed Compounds or any Licensed Product, including any applications for Approval, to the extent Sunesis has the right to do so under an agreement with a Sublicensee where applicable.  Sunesis shall be responsible for meeting the requirements of all pre-approval inspections required by any Regulatory Authorities.  Except as set forth in Section 13.4, Sunesis or its Affiliate or Sublicensee shall own all INDs, Approvals and submissions in connection

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therewith and all Approvals shall be obtained by and in the name of Sunesis or its Affiliate or Sublicensee.

5.6                                 Subcontracting.  Subject to and without limiting Section 2.3, Sunesis may perform any activities in support of its Development or Commercialization of Licensed Compounds and Licensed Products through subcontracting to a Third Party contractor or contract service organization, provided that: (a) none of the rights of BMS hereunder are adversely affected as a result of such subcontracting; (b) any such Third Party subcontractor to whom Sunesis discloses Confidential Information of BMS shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such BMS Confidential Information that are no less restrictive than the obligations in this Agreement; (c) Sunesis will, where practicable, obligate such Third Party to agree in writing to assign or license (with the right to grant sublicenses) to Sunesis any inventions (and any patent rights covering such inventions) made by such Third Party in performing such services for Sunesis that are necessary to the Development or Commercialization of Licensed Compound or Products; and (d) Sunesis shall at all times be responsible for the performance of such subcontractor.

ARTICLE 6

COMMERCIALIZATION

6.1                                 Sunesis Obligations.  Sunesis (or its Sublicensee, as applicable) shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in countries in the Territory, including but not limited to the Major Market Countries.  Without limiting the foregoing, Sunesis shall use Commercially Reasonable Efforts to obtain Approvals in such countries with respect to at least one (1) Licensed Product and to effect the First Commercial Sale thereof in such countries as soon as reasonably practicable after receipt of such Approvals.

6.2                                 Continued Availability.  Following the First Commercial Sale of a Licensed Product in a Major Market Country in the Territory and until the expiration or termination of this Agreement, Sunesis shall use Commercially Reasonable Efforts to supply and keep such Licensed Product reasonably available to the public in such country.

6.3                                 Marking.  Each Licensed Product Commercialized by Sunesis under this Agreement shall be marked (to the extent not prohibited by applicable Laws): (i) with a notice that such Licensed Product is sold under a license from BMS and (ii) with applicable patent and other intellectual property notices relating to the BMS Patent Rights in such a manner as may be required by applicable Law.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1                                 Manufacture and Supply.  Sunesis shall be solely responsible at its expense for all of its requirements for making or having made all of its requirements of the Licensed Compounds and Licensed Products.  Sunesis shall manufacture, handle, store and ship the Licensed Compound and Licensed Products in compliance with all applicable Laws, with all regulatory filings, and with its applicable internal specifications and quality control procedures.

ARTICLE 8

FINANCIAL TERMS

In consideration of the rights granted by BMS to Sunesis pursuant to this Agreement, Sunesis shall issue the shares of capital stock and make the payments provided for in this Article 8.

8.1                                 Initial Payment.  Within five (5) Business Days after the Effective Date, Sunesis will issue to BMS, upon the terms and conditions set forth in the Equity Agreements, 1,666,667 shares of Sunesis Series C-2 Preferred Stock.  Such shares shall have an aggregate value of eight million Dollars ($8,000,000) based on a price of $4.80 per share, which represents the price per share of Sunesis Series C-2 Preferred Stock issued and sold in Sunesis’ Series C-2 Financing, and does not necessarily reflect the current fair market value of such stock.  In accordance with the Equity Agreements, such shares will initially be convertible into 1,666,667 shares of Sunesis common stock (subject to anti-dilution adjustments) and shall have rights, preferences and privileges (including but not limited to anti-dilution and registration rights) that are the same as or no less favorable to BMS than the rights, preferences and privileges granted to other holders of Series C-2 Preferred Stock in connection with the Series C-2 Financing.  Such shares of Sunesis Series C-2 Preferred Stock shall be issued and delivered to BMS in the form of certificated securities.

8.2                                 Development Milestone Payments.

8.2.1                        Development Milestone Payments.  Sunesis shall make milestone payments to BMS upon the first achievement with respect to a Licensed Product of each of the milestones set forth in Table 1 in the amounts set forth therein.  The milestone payments set forth in Table 1 will be payable by Sunesis to BMS within ten (10) days of the achievement of the specified milestone event with respect to a Licensed Product in the specified Formulation for the specified Indication.  As used herein, “Formulation” means either (a) any IV formulation or (b) any non-IV formulation.  If a given Formulation is an IV formulation, a “different Formulation” means any non-IV formulation (for example, an oral formulation), and vice versa.  As used herein, “Indication” means a tumor type, such as lung, breast or bladder cancer, without regard to the line of therapy.  For example, breast cancer and lung cancer would be different Indications.  Such milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

Table 1

Column: 1	2			3		4		5
First Indication for First
Milestone Event	Formulation			Second Formulation (any Indication)		Second Indication for a Formulation		Third Indication for a Formulation
	Total Milestone		Maximum
	Payment		Equity Portion
1. Start of Phase 1 Trial	$	[*]	$ [*]	—		—		—
2. Start of Phase 2 Trial	$	[*]	$ [*]	$	[*]	$	[*]	—
3. Start of Phase 3 Trial	$	[*]	$ [*]	$	[*]	$	[*]	$	[*]
4. NDA Filing	$	[*]	$ [*]	$	[*]	$	[*]	$	[*]
5. NDA Approval	$	[*]	—	$	[*]	$	[*]	$	[*]
6. MAA Filing	$	[*]	—	$	[*]	$	[*]	$	[*]
7. MAA Approval	$	[*]	—	$	[*]	$	[*]	$	[*]
8. JNDA Filing	$	[*]	—	$	[*]	$	[*]	$	[*]
9. JNDA Approval	$	[*]	—	$	[*]	$	[*]	$	[*]
Total	$	[*]	$ [*]	$	[*]	$	[*]	$	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(a)                                  The milestone payments set forth in column 2 in Table 1 are payable upon the first achievement of the specified milestone event for the first Indication for a Licensed Product for a first Formulation (i.e., irrespective of whether an IV or non-IV formulation).  Upon payment of a column 2 milestone, milestone payments are payable under column 3 in Table 1 for the first Indication for a Licensed Product as a Formulation different than the Formulation for which a milestone payment was previously payable under column 2.  For example, if a milestone were paid under column 2 for an IV Formulation for any milestone event, then a milestone would be payable under column 3 upon achievement of the same milestone event for any non-IV Formulation, and vice versa.  Also, for clarification, the first IV Formulation for a Licensed Product may or may not be for the same Indication as the first non-IV Formulation.  For further clarification, in the event that only one type of Formulation of Licensed Product is ever used in humans (i.e., either IV or non-IV), then no payments would become payable under column 3 of Table 1.

(b)                                 Milestone payments for the second Indication to be developed for a Formulation (whether IV or non-IV) are payable when the milestone event is reached for the second Indication for an IV or non-IV Formulation (column 4 in Table 1).  Milestone payments for the third Indication to be developed for any Formulation (whether IV or non-IV) are payable when the milestone event is reached for the third Indication for an IV or non-IV Formulation (column 5 in Table 1).  For example, if a milestone payment has been paid for a particular milestone event for a non-IV Formulation for a lung tumor Indication under column 2, then a milestone payment will be payable under column 4 upon the first achievement of the same milestone event for any non-IV Formulation for the Licensed Product for any non-lung tumor Indication (such as a bladder tumor indication).  It is understood that the milestones in column 4 and 5 shall be paid only once for all Formulations of a particular Licensed Compound (i.e. payment will not be duplicated for additional Formulations).  In accordance with the foregoing, for a particular Licensed Compound, if both an IV and a non-IV Formulation are Developed and Commercialized for such Licensed Compound, the total milestone payments payable under Table 1 shall not exceed $[*].

(c)                                  In the event that a Phase 3 Trial is started (i.e., milestone event 3 in Table 1) such that a development milestone payment is triggered for a particular Indication, where no Phase 2 Trial supporting such Phase 3 Trial had previously been started (i.e., where milestone event 2 had not previously been

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triggered for such Indication), then Sunesis shall pay the milestone payment for milestone event 2 along with the payment for milestone event 3 for such Indication notwithstanding the absence of a Phase 2 Trial, provided, however, that if Sunesis subsequently achieves the development milestone event 2 for such Indication for which the milestone payment was made, Sunesis shall not have to make any additional payment related thereto.  Other than as set forth in the preceding sentence and with respect to deferred milestone payments as described in Section 8.2.3(b), upon achievement of any particular milestone event for a Licensed Product, only one payment under any Table 1 column would be due based on achievement of that particular milestone event.

(d)                                 For clarification, Appendix 6 sets forth examples illustrating how development milestone payments are intended to by paid in accordance with the foregoing.

8.2.2                        Payment in Equity.  All of the development milestone payments set forth in Table 1 will be payable in cash, with the exception of those milestone payments for the first Licensed Compound which are marked with one or more asterisks in Table 1, in accordance with the following.  For the payments marked by a single asterisk (*) in Table 1, at the election of Sunesis up to the maximum equity portion set forth in column 2 may be paid to BMS in shares of Sunesis stock as set forth below, with the balance, if any, of such payment to be made in cash.  For the payments marked by a double asterisk (**) in Table 1, at the election of Sunesis all or any portion of such payment may be paid to BMS in shares of Sunesis stock as set forth below, with the balance, if any, of such payment to be made in cash.  For the payments marked by a triple asterisk (***) in Table 1, at the election of Sunesis, up to 50% of such payment may be paid to BMS in shares of Sunesis stock as set forth below, with the balance of such payment to be made in cash.  Any milestone payment that Sunesis elects to make through the issuance of capital stock shall be made pursuant to a stock purchase agreement containing provisions (including, without limitation, representations, warranties and closing conditions) substantially in the form of the Series C-2 Stock Purchase Agreement (each, a “Subsequent Purchase Agreement”).  In connection with milestone payments to BMS in shares of Sunesis stock before Sunesis becomes a Public Company, Sunesis shall not be entitled to qualify its representations and warranties contained in any Subsequent Purchase Agreement by, and shall not otherwise be entitled to issue Sunesis stock in connection with the payment to BMS of any milestone payment in the event of, any of the following: (i) any claim, suit, demand, investigation, litigation or other proceeding by or before a court or other governmental authority, (ii) any violation of any law, rule, regulation, statute, order or decree, or (iii) any matter related to regulatory matters or clinical trials, in the case of (i), (ii) or (iii) that has arisen since the date of the then most recent Qualified Equity Financing (or since the Effective Date if no Qualified Equity Financing has occurred subsequent to the Effective Date) and that has had, or would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Sunesis and its subsidiaries taken as a whole.

In the event that any Sunesis stock issued to BMS as payment under Section 8.1 or payment under this Section 8.2.2 becomes subject to a Pay-to-Play Feature, then Sunesis shall no longer be entitled to issue Sunesis stock in connection with the payment to BMS of any future milestone payment and the entire amount of any future milestone payments shall be paid in cash (i.e., any future milestone payments payable under Section 8.2 that would otherwise be payable all or in part in shares of Sunesis capital stock as set forth in this Section 8.2.2, shall be paid entirely in cash).

(a)                                  Milestone Payments Prior to Sunesis Becoming Public Company:  If Sunesis elects to make milestone payments to BMS in shares of Sunesis stock before Sunesis becomes a Public Company, any milestone payments made to BMS in Sunesis stock shall consist of shares of the same securities issued in connection with the then most recent Qualified Equity Financing, with such securities being valued at a price per share at which such securities were sold in such Qualified Equity Financing (as appropriately adjusted for any stock split, combination, reclassification, reorganization or other similar event), and in connection therewith, BMS shall be granted the same rights, preferences and privileges granted to other holders of the securities issued in connection with such Qualified Equity Financing (to the extent such rights, preferences and privileges have not already been granted to BMS), provided, however, that, if no such Qualified Equity Financing has occurred prior to the applicable milestone payment, then the milestone payment made to BMS in Sunesis stock shall (subject to BMS’ right to waive one or more of the requirements for a Qualified Equity Financing, as set forth in the last sentence of the definition of a Qualified Equity Financing) consist of shares of Series C-2 Preferred Stock with such securities being valued at $4.80 per share (as appropriately adjusted for any stock-split, combination, reclassification, reorganization or other similar event), and in connection therewith BMS shall be granted the same rights, preferences and privileges granted to other holders of Series C-2 Preferred Stock (to the extent such rights, preferences and privileges have not already been granted to BMS).

(b)                                 Milestone Payments After Sunesis Becomes a Public Company:  If Sunesis elects to make milestone payments to BMS in shares of Sunesis stock after Sunesis becomes a Public Company, such shares will be unregistered Sunesis Common Stock valued at a price per share equal to the average closing share price of Sunesis’ publicly traded Common Stock as reported on the Nasdaq National Market (or if the Common Stock is not then traded on the Nasdaq National Market, on the principal exchange or quotation system on which the Common Stock is then traded or quoted) over the [*] trading day period ending [*] trading days prior to the date the applicable milestone event is achieved.  Such shares shall be subject to, and “Registrable Securities” under, the Investor Rights Agreement.

(c)                                  Notwithstanding the foregoing, Sunesis may not pay any milestone payments in equity to the extent the number of shares so issued, combined with shares previously issued to BMS under the Agreement and then held by BMS, would exceed 19.9% of Sunesis’ then outstanding voting equity on a fully diluted basis, in which case cash would be paid to BMS to cover the full amount payable to BMS for such milestone.

(d)                                 BMS agrees not to knowingly exercise its voting rights as a Sunesis stockholder in a manner that would interfere with Sunesis’ efforts to proceed to an initial public offering of Sunesis stock or effect a merger, consolidation or sale of all or substantially all of its assets.

8.2.3                        Reduction in Milestone Payments.

(a)                                  For Licensed Products containing Licensed Compounds that are included under clause (b) or clause (c) (or clause (d), where clause (d) refers to clause (b) or (c)), but not clause (a) (or clause (d), where clause (d) refers to clause (a)), of the definition of Licensed Compound, the milestone payments payable with respect to such Licensed Products under Section 8.2.1 will be [*] of the amounts listed in Table 1.

(b)                                 Only one set of milestone payments will be paid for a given Licensed Compound (i.e., for a given chemical entity) upon the first occurrence of the milestone event for that compound.  Each such milestone payment shall be payable for the first Licensed Compound to reach the milestone event.  However, until NDA or MAA Approval is obtained by a Licensed Compound, the milestone payments for each subsequent Licensed Compound to achieve the same milestone event are deferred.  Once NDA or MAA Approval is obtained for a Licensed Compound, any deferred milestone payments for the next most advanced Licensed Compound that is still (as of the time of such Approval) in active clinical

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

development will be due, provided that for subsequent Licensed Compounds to reach a milestone event (i.e., for those Licensed Compounds which are not the first Licensed Compound to reach the milestone event) the milestone payments payable will be [*] of the amounts listed in Table 1.  As each additional Licensed Compound is approved, deferred milestone payments will be paid consistent with the foregoing.  Except as set forth above for certain milestone payments for the first Licensed Compound to reach the milestone event, all development milestone payments, including all milestone payments for subsequent Licensed Compounds, will be payable in cash.

(c)                                  The foregoing reductions shall not reduce the amount of any given milestone payment payable to be less than [*] of the amounts listed in Table 1.

8.3                                 Commercialization Milestone Payments.  The following milestone payments will be payable in cash by Sunesis to BMS within thirty (30) days of the end of the Calendar Year in which Sunesis (and its Sublicensees, as applicable) first achieves the following annual Net Sales of all Licensed Products in all countries in the Territory (including all indications and formulations for such Licensed Products):

Annual Net Sales	Payment to BMS

$[*]	$[*]

$[*]	$[*]

$[*]	$[*]

It is understood that more than one Commercialization milestone payment may be payable with respect to one Calendar Year, provided that the maximum total amount payable by Sunesis to BMS under this Section 8.3 shall be $[*].  For clarification, by way of example, if the total annual Net Sales of Licensed Product for the first Calendar Year in which the First Commercial Sale of the Licensed Product occurs is $[*], $[*] would be payable by Sunesis to BMS under this Section 8.3 within thirty (30) days of the end of the Calendar Year.

8.4                                 Royalty Payments.

8.4.1                        Sunesis shall pay to BMS in cash the following royalty payments on the total aggregate annual Net Sales in the Territory of all Licensed Products (including all indications and formulations for such Licensed Products) in a particular Calendar Year by Sunesis, its Affiliates, and Sublicensees in the Territory:

Table 2

Aggregate Annual Worldwide Net Sales of All Licensed Products in Calendar Year	Royalty Rate

Up to U.S. $[*]	[*]	%

Above U.S. $[*] to U.S. $[*]	[*]	%

Above U.S. $[*] to U.S. $[*]	[*]	%

Above $[*]	[*]	%

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales for all Licensed Products is $[*], the following royalty payment would be payable under this Section 8.4.1 (subject to the reductions set forth below): ([*]% x $[*]) + ([*]% x $[*]) + ([*]% x $[*]) = $[*].

8.4.2                        Royalty Term.  Royalties shall be payable on a product-by-product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country until the later of (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country or (ii) the expiration of the last to expire patent in such country within the BMS Core Patent Rights or BMS Extension Patent Rights, or otherwise owned by, Controlled by or exclusively licensed to Sunesis (including extensions thereof under applicable Laws, including patent term extensions, pediatric exclusivity extensions or supplemental protection certificates or their equivalents in any country), in each case with a Valid Claim covering the sale of the Licensed Product for which Approval has been obtained in such country or (iii) the expiration of all applicable data exclusivity with respect to such Licensed Product (such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and equivalents in other countries in the Territory).  Such period during which royalties are payable with respect to a Licensed Product in a country is referred to herein as the “Royalty Term” in such country with respect to such Licensed Product.

8.4.3                        Reduction of Royalty for Certain Licensed Products.  For Licensed Products containing Licensed Compounds that are included under clause (b) or clause (c) (or clause (d), where clause (d) refers to clause (b) or (c)), but not clause (a) (or clause (d), where clause (d) refers to clause (a)), of the definition of Licensed Compound, the royalty payable by Sunesis under Section 8.4.1 shall be reduced such that the royalty rate shall be [*] of the royalty rate set forth above in Table 2.

8.4.4                        Royalty Reduction for Generic Competition.  The royalty amounts otherwise payable under Section 8.4.1 shall be reduced by [*] on a country-by-country basis at any such time that there is no patent in effect for any reason providing marketing exclusivity with respect to the applicable Licensed Product in such country and where the sale of one or more Generic Product(s) in such country exceeds [*] percent ([*]%) of the unit sales volume of pharmaceutical products containing the applicable License Compound in that country, as measured by IMS Health or its successor.  For such purposes, the reduction will be calculated assuming that the royalty rate in such country is the Blended Rate (i.e., the reduced royalty rate for such country shall be [*] percent ([*]%) of the Blended Rate).  Such reduction shall be first applied with respect to such country starting with sales in the Calendar Quarter following the first Calendar Quarter where the sales of the Generic Product(s) in such country exceed [*]% of the unit sales volume of the applicable Licensed Product.  In no event shall the royalty amounts payable in any such country be reduced below [*] percent ([*]%) of the amount otherwise payable with respect to such Licensed Product under Section 8.4.1.

8.4.5                        Third Party Royalty Payments.  If Sunesis or its Sublicensee, in its reasonable judgment, is required to obtain a license from any Third Party under any patent covering the applicable

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Licensed Compound as a composition of matter (i.e., this reduction shall not apply, for example, with respect to Third Party patents covering a formulation or method of use for the Licensed Compound or Licensed Product) in order to import, manufacture, use or sell any Licensed Product, and if Sunesis (or its Sublicensee) is required to pay to such Third Party under such license a one-time license fee, milestone payments, or a royalty calculated on sales of a Licensed Product, and the infringement of such patent cannot reasonably be avoided by Sunesis (or its Sublicensee), or if Sunesis (or its Sublicensee) is required by a court of competent jurisdiction to pay such a license fee, milestone payments or royalty to such a Third Party (and the infringement of such patent cannot reasonably be avoided by Sunesis), then the amount of Sunesis’ royalty obligations under this Section 8.4 hereof shall be reduced by [*] percent ([*]%) of the amount of such license fee, milestone payments or royalty paid to such Third Party, provided however, that the royalties payable under Section 8.4.1 hereof shall not be reduced in any such event below [*]% of the amounts set forth in Section 8.4.1.  Sunesis (or its Sublicensee) shall use its commercially reasonable efforts to minimize the amount of any of the foregoing payments owed to Third Parties.  Prior to Sunesis or its Sublicensee exercising its reasonable judgment under this Section 8.4.5, Sunesis shall provide BMS with written notice of a potential need to obtain any license from Third Parties.  The Parties shall discuss the best course of action to resolve such potential license requirement(s), provided that such discussions shall not limit or unreasonably delay Sunesis’ or its Sublicensee’s right to exercise its reasonable judgment.

Sunesis shall be responsible for paying any and all royalties or other payments that may be payable to any Third Party as a result of Sunesis’ manufacture, use or sale of any Licensed Compound or Licensed Product.

8.4.6                        Royalty Conditions.  The royalties under Section 8.4.1 shall be subject to the following conditions:

(a)                                  that only one royalty shall be due with respect to the same unit of Licensed Product;

(b)                                 that no royalties shall be due upon the sale or other transfer among Sunesis, its Affiliates, or Sublicensees, but in such cases the royalty shall be due and calculated upon Sunesis’ or its Affiliate’ or Sublicensee’s Net Sales of Licensed Product to the first independent Third Party; and

(c)                                  no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by Sunesis, its Affiliates or Sublicensees as part of an expanded access program or as part of Phase 4 Trials or as donations to non-profit institutions or government agencies for non-commercial purposes, provided, in each case, that neither Sunesis, its Affiliate or Sublicensees receives any payment for such Licensed Product.

8.4.7                        Limit on Royalty Reductions.  Notwithstanding the royalty reductions set forth above under Sections 8.4.3, 8.4.4 and 8.4.5, under no circumstances shall the royalty rate used to calculate the royalty payment payable under Section 8.4.1 be less than [*]% of the royalty rate set forth above in Table 2 in Section 8.4.1.

8.5                                 Manner of Payment.  Except for those payments that are paid in Sunesis equity, all payments to be made by Sunesis hereunder shall be made in Dollars by wire transfer of immediately

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available funds to such United States bank account as shall be designated by BMS.  Late payments shall bear interest at the rate provided in Section 8.10.

8.6                                 Sales Reports and Royalty Payments.  After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Sunesis shall furnish to BMS a written report, within thirty (30) days after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof).  Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter.  With each quarterly payment, Sunesis shall deliver to BMS a full and accurate accounting to include at least the following information:

(a)                                  the quantity of each Licensed Product sold (by country) by Sunesis, its Affiliates, and Sublicensees;

(b)                                 the total gross sales and total Net Sales for each Licensed Product (by country) by Sunesis, its Affiliates, and Sublicensees in local currency and in Dollars;

(c)                                  the calculation of Net Sales from such gross sales;

(d)                                 the exchange rates used in determining the amount of U.S. Dollars payable;

(e)                                  the names and addresses of all Sublicensees of Sunesis;

(f)                                    the royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

(g)                                 withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties;

(h)                                 the dates of the First Commercial Sales of Licensed Products in any country during the reporting period; and

(i)                                     significant Commercial activities and events with respect to Licensed Products.

If no royalty or payment is due for any royalty period hereunder, Sunesis shall so report.

8.7                                 Sales Record Audit.  Sunesis shall keep, and shall cause each of its Affiliates, and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with GAAP containing all particulars that may be necessary for the purpose of calculating all royalties payable to BMS.  Such books of accounting (including, without limitation, those of Sunesis’ Affiliates, and Sublicensees, if any) shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times for the three (3) years next following the end of the Calendar Year to which each shall pertain, be open for inspection at reasonable times by an independent certified accountant selected by BMS, and as to which Sunesis has no reasonable objection, at BMS’ expense, for the purpose of verifying royalty statements for compliance with this Agreement.  Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to BMS such compliance or noncompliance by Sunesis.  The results of each inspection, if any, shall be binding on both Parties.  BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for the Calendar Quarter period of such inspection of more than [*] percent ([*]%) of the amount paid, Sunesis shall pay for the reasonable out-of-pocket costs of such inspection.  Any underpayments shall be paid by Sunesis within ten (10) Business Days of notification of the results of such inspection.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

8.8                                 Currency Exchange. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due to BMS hereunder shall be expressed in Dollars.  With respect to Net Sales invoiced in a currency other than Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last Business Day of each month of the Calendar Quarter in which the Net Sales were made.  The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.  All payments shall be made in Dollars.

8.9                                 Tax Withholding.  The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by Sunesis to BMS hereunder shall be borne by BMS.  Sunesis, its Affiliates and Sublicensees shall cooperate with BMS to enable BMS to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to BMS proper evidence of payments of withholding tax and assist BMS by obtaining or providing in as far as possible the required documentation for the purpose of BMS’ tax returns.

8.10                           Interest Due.  Without limiting any other rights or remedies available to BMS, Sunesis shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;
LIMITATION OF LIABILITY

9.1                                 Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement is legally binding and enforceable on each Party in accordance with its terms, and (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party.

9.2                                 Representations and Warranties of BMS.

9.2.1                        BMS represents and warrants to Sunesis that to the best of its knowledge (i) there is no pending litigation which alleges, or any written communication alleging, that any Licensed Compound or BMS’ activities with respect to the BMS Patent Rights or the Licensed Compounds have infringed or misappropriated any of the intellectual property rights of any Third Party; (ii) all fees

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

required to be paid by BMS in order to maintain the BMS Patent Rights have been paid to date; (iii) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the BMS Patent Rights or the BMS Know-How; (iv) Section 2 of Appendix 1 sets forth all patent rights (other than the BMS Core Patent Rights) that are necessary or useful for the manufacture, Development and/or Commercialization of Licensed Compounds and/or Licensed Products in which BMS or its Affiliates has a right or interest as of the Effective Date; (v) BMS owns all right, title and interest in and to the BMS Core Patent Rights and has not granted any right or license under the BMS Core Patent Rights authorizing any Third Party to manufacture, use or sell Licensed Compounds in any country the Territory; (vi) all data related to Licensed Compounds included within the BMS Know-How was generated in accordance with applicable Laws, the Licensed Compounds provided to Sunesis pursuant to Section 4.4 above were manufactured in accordance with applicable Laws; (vii) BMS has not withheld any information of which it is aware that would materially adversely affect the further Development or Commercialization of any Licensed Compounds; and (viii) prior to the Effective Date BMS has disclosed to Sunesis all material information related to BMS-387032 of which it is aware as of the Effective Date.

9.2.2                        BMS represents and warrants to Sunesis that as of the Effective Date, it has discontinued its internal CDK inhibitor drug discovery and development programs and that it has no active internal programs for the discovery or development of CDK inhibitors as of the Effective Date.  Subject to the exclusive rights granted to Sunesis under Article 2 and subject to the restrictions on use of Sunesis’ Confidential Information under Article 11, BMS will not be restricted from pursuing a CDK inhibitor drug discovery or development program at any time following the Effective Date, provided however, that BMS shall not initiate human clinical trials for any internally discovered CDK inhibitor within [*] following the Effective Date.  For clarification, the foregoing restriction on BMS shall not apply to any CDK inhibitor that is acquired from or through a Third Party, for example, through in-license, acquisition or merger.

9.3                                 Representations and Warranties of Sunesis.  Sunesis represents, warrants and covenants that, to the best of its then-current knowledge, all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the Development and Commercialization of the Licensed Compounds and Licensed Products, pursuant to this Agreement shall comply with all applicable legal and regulatory requirements.  Sunesis further represents, warrants and covenants that (i) it shall not knowingly engage in any activities that use the BMS Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder or that infringe the intellectual property rights of any Third Party; and (ii) that it has or will have the financial resources to carry out its obligation under this Agreement.

9.4                                 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BMS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BMS PATENT RIGHTS OR BMS KNOW-HOW OR ANY LICENSE GRANTED BY BMS HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS.  FURTHERMORE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BMS MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE BMS PATENT RIGHTS AND

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

BMS KNOW-HOW CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5                                 Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) AND, IN ANY CASE, BMS SHALL NOT BE LIABLE IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY SUNESIS TO BMS UNDER SECTIONS 8.1, 8.2, 8.3 AND 8.4 OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY SUNESIS OF THE LICENSES GRANTED TO IT UNDER ARTICLE 2 HEREOF THAT IS AN INFRINGEMENT OF BMS PATENT RIGHTS, OR ANY BREACH BY EITHER PARTY OF ARTICLE 11 HEREOF.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; EXTENSIONS

10.1                           Ownership of Inventions.  Inventorship of inventions conceived or reduced to practice in the course of  activities performed under or contemplated by this Agreement shall be determined by application of United States patent Laws pertaining to inventorship.  If such inventions are jointly invented by one or more employees,  consultants or contractors of each Party, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such claims shall be jointly owned (“Joint Patent Rights”).  If such an invention is solely invented by an employee of a Party, such invention shall be owned by such Party, and any patent filed claiming such solely owned invention shall also be owned by such Party.  Each Party shall enter into binding agreements obligating all employees performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, Licensed Compounds or Licensed Products to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee is providing its services.  This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c)(3) to develop the Licensed Compounds and Licensed Products.  The filing, prosecution, maintenance and enforcement of Joint Patent Rights which are BMS Other Patent Rights shall be handled in accordance with this Article 10.

10.2                           Filing, Prosecution and Maintenance of BMS Patent Rights.

10.2.1                  Generally.  BMS shall be responsible, using its in-house patent counsel or outside patent counsel selected by BMS (such selection to be subject to Sunesis’ approval, such approval not to be unreasonably withheld), for the preparation, prosecution (including, without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of BMS Patent Rights.  BMS shall be responsible for all costs incurred by BMS with respect to such preparation, prosecution and maintenance of BMS Patent Rights so long as BMS remains responsible for such preparation, prosecution and maintenance.  Upon request by Sunesis, BMS shall provide Sunesis with an update of the filing, prosecution and maintenance status for each of BMS Patent Rights.  BMS shall reasonably consult with and cooperate with Sunesis with respect to the preparation, prosecution and maintenance of the BMS Patent Rights.  BMS shall provide to Sunesis copies of any papers relating to the filing, prosecution or maintenance of the BMS Patent Rights promptly upon their being filed or received.  BMS shall not knowingly take any action during prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them (including any reduction in claim scope), without Sunesis’ prior consent.  Upon request by Sunesis, BMS shall provide to Sunesis copies of any papers relating to the filing, prosecution or maintenance of the BMS Patent Rights.

10.2.2                  Maintenance of Core Patents.  Notwithstanding anything to the contrary under this Section 10.2 or Section 10.3, unless the Parties otherwise agree in writing, during the period commencing on the Effective Date and ending on the earlier of (i) the date of [*] for a Licensed Product or (ii) [*] years following the Effective Date, BMS shall remain responsible for all such preparation, prosecution and maintenance of the BMS Core Patent Rights and BMS Extension Patent Rights, and all costs incurred by BMS with respect thereto, in the List A Countries, and shall not permit any such patent rights to lapse or become abandoned in any of the List A Countries.

10.2.3                  Filing New Applications.  Sunesis shall have the right to request that BMS file and prosecute any new patent application claiming an invention invented by BMS either prior to the Effective Date or during the term of this Agreement that is specifically directed to or specifically refers to one or more Licensed Compounds (and accordingly such new patent application, if filed, would be a BMS Other Patent Right under clause (b) of the definition of a BMS Other Patent Right).  Upon such request, BMS shall either assume responsibility for the preparation and filing of such patent application and such patent application will be handled by BMS in accordance with Section 10.2.1, or BMS may elect not to assume responsibility for such preparation and filing of such patent application and such patent application shall be handled by BMS (or Sunesis, at BMS’ election) in accordance with Section 10.3.2.  Accordingly, the provisions of this Article 10 shall govern the Parties’ responsibilities with respect to prosecution, maintenance and enforcement of such patents applications, any patents issuing therefrom and any foreign equivalents thereto.  In the event that BMS elects in its sole discretion not to file and prosecute any such patent applications, BMS shall notify Sunesis in writing and Sunesis shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense of such patent applications, on a patent-by-patent and country-by-country basis, at Sunesis’ expense in accordance with Section 10.3.2 below.

10.3                           Patent Abandonment.

10.3.1                  Generally.  In no event will BMS knowingly permit any of the BMS Patent Rights to be abandoned in any country in the Territory, or elect not to file a new patent application claiming priority to a patent application within the BMS Patent Rights either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Sunesis first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such BMS Patent Rights, or the filing of such new patent application.  Accordingly, BMS shall provide Sunesis with notice of the allowance and expected issuance date of any patent within the BMS Patent Rights, or any of the aforementioned filing deadlines, and Sunesis shall provide BMS with prompt notice as to whether Sunesis desires BMS to file such new patent application.  In the event that BMS decides either (i) not to continue the prosecution or maintenance of a patent application or patent within BMS Patent Rights in any country or (ii) not to file such new patent application requested to be filed by Sunesis, BMS shall provide Sunesis with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.3.2                  Sunesis Option to Assume Responsibility.  Sunesis shall thereupon have the right, but not the obligation, to assume responsibility for all reasonably documented external costs associated with the filing and/or further prosecution and maintenance of such patents and patent applications, on a patent-by-patent and country-by-country basis.  BMS shall proceed with such filing and/or further prosecution and maintenance promptly upon receipt of written notice from Sunesis of its election to assume such responsibility, with such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above.  In the event that Sunesis assumes such responsibility for such filing, prosecution and maintenance costs, BMS shall have the right, but not the obligation, to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to Sunesis’ in-house patent counsel or outside patent counsel selected by Sunesis and reasonably acceptable to BMS, provided that BMS shall (i) provide sufficient written notice to Sunesis of any such election such that the relevant transfer shall not prejudice the filing, prosecution and/or maintenance of patent rights (where possible, such notice shall be provided at least thirty (30) days prior to any pending lapse or abandonment thereof); (ii) transfer or cause to be transferred to Sunesis or its patent counsel the complete prosecution file for the relevant patents and patent applications, including all correspondence and filings with patent authorities with respect thereto; and (iii) at the reasonable request of Sunesis and without demanding any further consideration therefore, do all things necessary, proper or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Sunesis in obtaining, perfecting, sustaining and/or enforcing such patent(s).  In such case, Section 10.2.1 shall apply to such patent applications and patents except that the role of BMS and Sunesis shall be reversed.  Such patent applications and patents shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other BMS Core Patent Rights, BMS Extension Patent Rights or BMS Other Patent Rights, as applicable.

10.4                           Enforcement of BMS Patent Rights Against Infringers.

10.4.1                  Enforcement by Sunesis.

(a)                                  In the event that BMS or Sunesis becomes aware of a suspected infringement of any BMS Patent Right exclusively licensed to Sunesis under this Agreement, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Sunesis shall have the right, but shall not be obligated, to bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, subject to the following.  BMS shall reasonably assist Sunesis (at Sunesis’ expense) in any action or proceeding being prosecuted if so requested, and shall lend its name to and join as a nominal party in such actions or proceedings if reasonably requested by Sunesis or required by applicable Laws.  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by Sunesis without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)                                 BMS shall have the right at its discretion to grant to Sunesis such rights (including assignment of the applicable BMS Patent Rights) as may be necessary for Sunesis to exercise its rights under this Section 10.4 (including defending or enforcing any BMS Patent Rights) without BMS’ involvement.  In the event of such grant of rights (including assignment) with respect to any BMS Patent Rights, such BMS Patent Rights shall continue to be treated as BMS Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other applicable BMS Patent Rights.  For purposes of clarity, election by BMS to grant or assign rights to Sunesis under this Section 10.4.1(b) shall not limit BMS’s obligations under Section 10.4.1(a) to reasonably assist Sunesis in any action or proceeding, or to join in such action or proceeding upon request by Sunesis if such joinder is necessary under applicable Laws for Sunesis to exercise its rights under this Section 10.4.

10.4.2                  Enforcement by BMS.  If Sunesis elects not to bring any action for infringement described in Section 10.4.1 and so notifies BMS, then BMS may bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following.  Sunesis shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by applicable Laws.  Sunesis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Sunesis, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.3                  Withdrawal.  If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4

10.4.4                  Damages.  In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 10.4; provided, however, that if Sunesis is the Party that controlled such action or proceeding, BMS shall receive out of any such remaining recovery received by Sunesis an amount as follows: (i) as to ordinary damages, BMS shall receive payment equivalent to payments that would have been due to BMS under this Agreement had the infringing sales that Sunesis lost to the infringer been made by Sunesis and (ii) as to special or punitive damages, such amount shall be allocated between the Parties in the same proportion as ordinary damages under clause (i), and provided further that the amounts paid under (i) and (ii) shall not exceed [*]% of the total recovery of Sunesis from such action or proceeding.

10.4.5                  Other Enforcement.  BMS or any of its Affiliates or their licensees shall have the right, at their own expense and under the direction and control of BMS, to enforce or defend in any action or proceeding any BMS Other Patent Rights.  Sunesis shall have the right to participate in any such action or proceeding with its own counsel and at its own expense, which expense may be recovered from any damages or other sums recovered from such action or proceeding on a pro rata basis in proportion to all expenses incurred by the foregoing entities in connection with the applicable action or proceeding.  If Sunesis elects to so participate, the enforcing entity shall provide Sunesis with an opportunity to consult regarding such action or proceeding.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Other Patent Right may be entered into by BMS without the prior written consent of Sunesis, which consent shall not be unreasonably withheld, delayed or conditioned.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.5                           Patent Term Extension.  BMS and Sunesis shall each cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Licensed Products.  If elections with respect to obtaining such patent term extensions are to be made, Sunesis shall have the right to make the election to seek patent term extension or supplemental protection, provided that such election will be made so as to maximize the period of marketing exclusivity for the Licensed Product.  For such purpose, for all Approvals Sunesis shall provide BMS with written notice of any expected Approval at least thirty (30) days prior to the expected date of Approval, as well as notice within five (5) business days of receiving each Approval confirming the date of such Approval.  Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company
P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000
Attention:  Vice President and Chief Intellectual Property Counsel

Telephone:  609-252-4825
Facsimile:  609-252-7884

10.6                           Data Exclusivity and Orange Book Listings.

10.6.1                  With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), Sunesis shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products.  With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, Sunesis shall, consistent with its obligations under applicable Law, list in a timely manner and maintain all applicable BMS Patent Rights and other patents Controlled by Sunesis required to be filed by it, or that it is permitted to file, under applicable Law.  At least sixty (60) days prior to an anticipated deadline for the filing of patent listing information for BMS Patent Rights, Sunesis will consult with BMS regarding the content of such filing.  In the event of a dispute between the Parties as to whether a BMS Patent Right can be filed and/or the content of such filing, the Parties will take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision.  BMS shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to provide reasonable cooperation to Sunesis in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.6.2                  Without limiting the foregoing, BMS shall have the right at its discretion to grant to Sunesis such rights (including assignment of the applicable BMS Patent Rights) as may be necessary for Sunesis to exercise its rights under this Section 10.6 (including seeking, maintaining and enforcing all data exclusivity periods) without BMS’ involvement.  In the event of such grant of rights (including assignment) with respect to any BMS Patent Rights, such BMS Patent Rights shall continue to be treated as BMS Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other applicable BMS Patent Rights.  For purposes of clarity, election by BMS to grant or assign rights to Sunesis under this Section 10.6.2 shall not limit BMS’ obligation under Section 10.6.1 to provide reasonable cooperation to Sunesis to the extent such cooperation is reasonably necessary for Sunesis in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.7                           Notification of Patent Certification.  Sunesis shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a BMS Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof.  Such notification and copies shall be provided to BMS within seven (7) days after Sunesis receives such certification, and shall be sent to the address set forth in Section 10.5.  In addition, upon request by BMS, Sunesis shall provide reasonable assistance and cooperation (including, without limitation, making available to BMS documents possessed by Sunesis that are reasonably required by BMS and making available personnel for interviews and testimony) in any actions reasonably undertaken by BMS to contest any such patent certification.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1                           Nondisclosure.  Each Party agrees that, for so long as this Agreement is in effect and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof).

11.1.1                  Exceptions.  The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(a)                                  is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or

(b)                                 was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or

(c)                                  is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(d)                                 is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(e)                                  has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

11.2                           Authorized Disclosure.  The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)                                  filing or prosecuting patents;

(b)                                 regulatory filings;

(c)                                  prosecuting or defending litigation;

(d)                                 subject to Section 11.4, complying with applicable governmental Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

(e)                                  disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates; potential or actual collaborators (including potential Sublicensees); potential or actual investment bankers, investors, lenders, or acquirers; or employees, contractors, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).  Where reasonably possible and subject to Section 11.4, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to paragraphs (a) through (d) of this Section 11.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.3                           Terms of this Agreement.  The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

11.4                           Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable Laws, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) business days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.  No such notice shall be required under this Section 11.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.5                           Publication.

11.5.1                  Publication by BMS.  BMS may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review and comment by Sunesis as follows.  BMS shall provide Sunesis with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a

Licensed Compound or Licensed Product by delivering a copy thereof to Sunesis no less than thirty (30) days before its intended submission for publication or presentation.  Sunesis shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify BMS in writing of any specific objections to the disclosure.  In the event Sunesis objects to the disclosure in writing within such thirty (30) days period, BMS agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and BMS shall delete from the proposed disclosure any Sunesis Confidential Information or BMS Know-How or the identity of any Licensed Compound or Licensed Product, upon request by Sunesis.  Once any such abstract or manuscript is accepted for publication, BMS will provide Sunesis with a copy of the final version of the manuscript or abstract.  For clarification, this Section 11.5.1 shall not limit or restrict BMS’ ability to publish or present publicly information on CDK inhibitors which are not Licensed Compounds or Licensed Products, provided such publication or presentation does not contain Sunesis Confidential Information (including BMS Know-How) or identify any Licensed Compound or Licensed Product.

11.5.2                  Publication by Sunesis.  Sunesis may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review and comment by BMS as follows.  Sunesis shall provide BMS with the reasonable opportunity to review, comment on and consult with Sunesis with respect to any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Product, and shall consider in good faith any comments or suggestions of BMS with respect thereto.  Once any such abstract or manuscript is accepted for publication, Sunesis will provide BMS with a copy of the final version of the manuscript or abstract.

11.6                           Sunesis Equity and Financial Information.

(a)                                  As of the Effective Date, Sunesis has provided BMS with a capitalization table listing the authorized classes of capital stock and the number of outstanding shares (including shares issuable upon exercise of outstanding warrants and options) and common share equivalents.  Sunesis will provide BMS with updates to such capitalization table (in the same format and detail as the capitalization table provided to BMS as of the Effective Date) within 30 days following the end of each fiscal quarter.

(b)                                 Sunesis will provide to BMS the financial information as provided for in Section 5 of the Investor Rights Agreement (i.e., Section 5 of the Eighth Amended and Restated Investor Rights Agreement).

(c)                                  Sunesis shall no longer be required to provide the information to BMS as set forth in this Section 11.6 after Sunesis becomes a Public Company.  The information provided by Sunesis to BMS under this Section 11.6 shall be Confidential Information of Sunesis.

ARTICLE 12

INDEMNITY

12.1                           Sunesis Indemnity.  Sunesis shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind, arising out of any claim, action, lawsuit or other proceeding brought by a Third Party (“Losses and Claims”) arising out of or relating, directly or indirectly, (i) to the research, Development,

Commercialization (including, without limitation, promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Compounds or any Licensed Product by or for Sunesis or any of its Affiliates, Sublicensees, agents and contractors or (ii) to Sunesis’ (or its Affiliates’ and Sublicensees’) use and practice otherwise of the BMS Patent Rights and BMS Know-How, including, without limitation, claims and threatened claims based on (A) product liability, bodily injury, risk of bodily injury, death or property damage, (B) infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or (C) the failure to comply with applicable Laws related to the matters referred to in the foregoing clause (i) with respect to the Licensed Compounds and/or any Licensed Product; except in any such case for Losses and Claims to the extent reasonably attributable to any breach by BMS of Article 11, or BMS having committed an act or acts of gross negligence, recklessness or willful misconduct.

12.2                           BMS Indemnity.  BMS shall indemnify, defend and hold harmless Sunesis and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating to a breach of the representations, warranties and covenants of BMS set forth in Article 9; except in any such case for Losses and Claims to the extent reasonably attributable to any breach by Sunesis of Article 11, or Sunesis having committed an act or acts of gross negligence, recklessness or willful misconduct.

12.3                           Indemnification Procedure.  A claim to which indemnification applies under Section 12.1 or Section 12.2 shall be referred to herein as an “Indemnification Claim”.  If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice).  The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings.  If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so.  The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed.  The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4                           Insurance.  Sunesis shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of the Agreement, and until the later of (i) two (2) years after termination or expiration of the Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product by Sunesis have expired in all states in the U.S., commercial general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than $10 million per occurrence.  The minimum level of insurance set forth herein shall not be construed to create a limit on Sunesis’ liability hereunder.  Within ten (10) days following written request from BMS, Sunesis shall furnish to BMS a certificate of insurance evidencing such coverage as of the date.  Each such certificate of insurance, as well as any certificates evidencing new coverages of Sunesis, shall include a provision whereby sixty (60) days’ written notice must be received by BMS prior to coverage cancellation by either Sunesis or the insurer and of any new coverage.  In the case of a cancellation of such coverage, Sunesis shall promptly provide BMS with a new certificate of insurance evidencing that Sunesis’ coverage meets the requirements in the first sentence of this Section.

ARTICLE 13

TERM AND TERMINATION

13.1                           Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the end of the Royalty Term with respect to such Licensed Product in such country.

13.2                           Termination By BMS.  BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows.

13.2.1                  Insolvency.  BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, upon delivery of written notice to Sunesis upon the filing by Sunesis in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Sunesis or its assets, or if Sunesis is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Sunesis of an assignment of substantially all of its assets for the benefit of its creditors.

13.2.2                  Breach. Subject to Section 13.2.4 below, BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, upon delivery of written notice to Sunesis in the event of any material breach by Sunesis of any terms and conditions of this Agreement (other than failure to use Commercially Reasonable Efforts to Develop or Commercialize the Licensed Compounds or a Licensed Product, which breach is covered under Section 13.2.3), provided that such breach has not been cured within sixty (60) days after written notice thereof is given by BMS to Sunesis specifying the nature of the alleged breach, provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by BMS to Sunesis.

13.2.3                  Failure to Use Commercially Reasonable Efforts.  Subject to Section 13.2.4 below, BMS shall have the right to terminate this Agreement on a country-by-country basis (except as otherwise set forth in this Section 13.2.3), at BMS’ sole discretion, in the event that Sunesis fails to use (by itself or through its Affiliates, Sublicensees, contractors or agents) Commercially Reasonable Efforts to Develop and/or Commercialize at least one Licensed Compound or Licensed Product in the Territory in breach of Section 5.1(a) or Section 6.1, provided that Sunesis has not exercised such Commercially Reasonable Efforts in the applicable country or countries within three (3) months following written notice by BMS to Sunesis specifying the nature of such failure.

(a)                                  Termination under this Section 13.2.3 shall apply to all Licensed Compounds and Licensed Products, but only for the affected country or countries, provided however, that (i) if the applicable termination event relates to a breach of Section 5.1(a) or Section 6.1 in any Major Market Country in the EU, then the termination shall apply to all countries in Europe; (ii) if the applicable termination event relates to a breach of Section 5.1(a) in the United States, then the termination shall apply to all countries in the Territory; (iii) if the applicable termination event relates to a breach of Section 6.1 in the United States, then the termination shall apply to all countries in North America; and (iv) if the applicable termination event relates to a breach of Section 6.1 in all the Major Market Countries excluding Japan, then the termination shall apply to all countries in the Territory.  Notwithstanding the foregoing, if the applicable termination event relates to a breach of Section 5.1(a) or Section 6.1 in: (i) a country in the EU that is not a Major Market Country, then BMS shall not have the right to terminate this Agreement with respect to such country if Sunesis is in compliance with such provisions with respect to all Major Market Countries plus [*] additional countries in the EU; and (ii) a country within Caribbean and Central America, then BMS shall not have the right to terminate this Agreement with respect to such country if Sunesis is in compliance with such provisions with respect to all countries within North America.

(b)                                 For clarity, it is understood and acknowledged that to the extent Sunesis uses Commercially Reasonable Efforts (by itself or through its Affiliates, Sublicensees, contractors or agents) to Develop at least one Licensed Product through a centralized filing with the EMEA, Sunesis shall be in compliance with Section 5.1(a) with respect to all countries in the EU.  For further clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of a Licensed Product in a particular country may include sequential implementation of clinical trials and/or intervals between clinical trials for data interpretation and clinical program planning, to the extent such implementation is consistent with the scientific, technical and commercial factors relevant to Development of such Licensed Product in such country (including those described in Section 1.22).

13.2.4                  Disputed Breach.  If Sunesis disputes in good faith the existence or materiality of a breach specified in a notice provided by BMS pursuant to Section 13.2.2, or a failure to use Commercially Reasonable Efforts specified in a notice provided by BMS pursuant to Section 13.2.3, and Sunesis provides notice to BMS of such dispute within the applicable thirty (30) day, sixty (60) day or three (3) month period, BMS shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Sunesis has been determined in accordance with Section 14.2 and Sunesis fails to cure such breach within sixty (60) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) days following such determination).  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.2.5                  Termination for Competitive Compound.  Subject to the terms of this Section 13.2.5, BMS shall have the right to terminate this Agreement (on a country-by-country or worldwide basis, as BMS may elect), at BMS’ sole discretion, in the event that (a) Sunesis or its Affiliate (alone or in collaboration with a Third Party) undertakes the clinical development of a product that contains a

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Competitive Compound prior to any Approval being obtained in a Major Market Country for a Licensed Compound; or (b) Sunesis or its Affiliate (alone or in collaboration with a Third Party) markets a product that contains a Competitive Compound within [*] years following the first U.S. NDA Approval for a Licensed Product.  In the event the Parties are unable to reach agreement regarding whether or not a compound is a Competitive Compound, and the Parties have not resolved such dispute through good faith discussions, such dispute will be resolved through performance of the relevant scientific determination by an independent Third Party testing provider or other scientific expert who shall be mutually and reasonably selected by both Parties.  The findings of such Third Party scientific expert with respect to such dispute shall be binding on the Parties, and the costs of such testing shall be born by the Party whom the independent determination does not favor.

13.2.6                  Scope of Termination.  Except as otherwise expressly provided herein, termination of this Agreement shall be as to all countries in the Territory and all Licensed Products.

13.3                           Termination by Sunesis.  Sunesis shall have the right to terminate this Agreement, at Sunesis’ sole discretion, as follows.

13.3.1                  At Sunesis’ discretion, on a country-by-country and product-by-product basis (including, for example, all Licensed Compounds within specified BMS Patent Rights), effective upon three (3) months prior written notice in the case where Approval has not been obtained for the applicable Licensed Product or upon six (6) months prior written notice in the case where Approval has been obtained for the applicable Licensed Product, Sunesis may terminate this Agreement for any reason; provided, however, that (i) no such termination right may be exercised as to a Major Market Country in the EU unless all countries in Europe are so terminated and (ii) no such termination right may be exercised as to all of the Major Market Countries excluding Japan unless all countries in the Territory are so terminated.

13.3.2                  In addition, Sunesis may terminate this Agreement in the event of material breach by BMS, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Sunesis to BMS.  Notwithstanding the foregoing, if BMS disputes in good faith the existence or materiality of such breach and provides notice to Sunesis of such dispute within such sixty (60) day period, Sunesis shall not have the right to terminate this Agreement in accordance with this Section 13.3.2 unless and until it has been determined in accordance with Section 14.2 that this Agreement was materially breached by BMS and BMS fails to cure such breach within sixty (60) days following such determination.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.4                           Effect of Termination.  Upon expiration or termination of this Agreement pursuant to Sections 13.2 and/or 13.3.1, the rights and obligations of the Parties shall be as set forth in this Section 13.4.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.4.1                  Upon termination or expiration of this Agreement, either in its entirety or with respect to one or more applicable country (each, a “Terminated Country”) pursuant to Sections 13.2 and/or 13.3.1 hereof (the rights and obligations of the Parties as to the remaining countries of the Territory in which termination under Section 13.2.3 or 13.3.1 has not occurred, being unaffected by such termination), the following shall apply.

(a)                                  All rights and licenses granted to Sunesis in Article 2 shall terminate with respect to each Terminated Country (subject to Section 2.3(b)(vi)), and Sunesis shall cease all use of the BMS Patent Rights and BMS Know-How with respect to each Terminated Country (except as set forth in Section 13.4.1(c)).  To the extent that there remain any countries in the Territory that are not Terminated Countries (“Remaining Countries”), all such rights and licenses shall remain in place with respect to the Remaining Countries.

(b)                                 All regulatory filings (including, without limitation, all INDs and NDAs) and Approvals, as they exist as of the date of such termination (and all of Sunesis’ right, title and interest therein and thereto) in each Terminated Country shall be assigned to BMS, and Sunesis shall provide to BMS one (1) copy of the foregoing documents and filings and all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Compounds and such Licensed Product conducted by or for Sunesis (and where reasonably available, electronic copies thereof).  In addition, upon request by BMS, Sunesis shall grant to BMS the right to access and reference any documents (including but not limited to regulatory filings) that are available to Sunesis and reasonably necessary for BMS to further develop, manufacture and commercialize the Licensed Compounds and Licensed Product for the Terminated Country.  To the extent that there are any Remaining Countries, each Party shall use commercially reasonable efforts not to conduct the Development and Commercialization of Licensed Products and/or Licensed Compounds in its respective territory in a manner that would materially adversely affect the other Party’s Development and Commercialization of Licensed Products and/or Licensed Compounds in its respective territory, including application or maintenance of any Approvals therein.  Without limiting the foregoing in this paragraph, to the extent applicable, Sunesis’ obligations under Section 10.6 shall continue with respect to the terminated country.

(c)                                  Should Sunesis have, as of the effective date of termination in a particular Terminated Country (the “Termination Date” for such Terminated Country), any inventory of any Licensed Product for which Approval has been obtained in such Terminated Country, the licenses granted in Sections 2.1, 2.2 and 2.7(a) shall survive on a nonexclusive basis for a period of [*] months after the Termination Date solely for the purpose of selling such Licensed Products in such terminated Country (subject to the payment to BMS of any royalties due hereunder thereon), provided however, that (i) such right shall not limit BMS or any Third Party so authorized by BMS from selling Licensed Products in such Terminated Country, and (ii) such Licensed Product shall not be sold at a discount to any purchaser that is greater than the average discount provided to such purchaser (or purchasers of the same market segment, where “market segments” include, for example, as applicable, HMOs, wholesalers, Veterans Health Administration, Medicaid, Medicare and other applicable types of purchasers) of Licensed Product in such Terminated Country during the twenty-four (24) month period preceding the Termination Date.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)                                 If Sunesis has the capability as of the Termination Date to commercially manufacture and supply Licensed Compound and/or Licensed Product, upon request by BMS, Sunesis shall supply to BMS Licensed Compound and/or Licensed Product for use and sale in the Terminated Countries, at a price equal to [*] percent ([*]%) of Sunesis’ documented fully-burdened manufacturing cost (determined in accordance with GAAP) for such Licensed Compound and/or Licensed Product, under terms and conditions as may be mutually agreed between the Parties.  In such event, Sunesis shall manufacture and supply such Licensed Compound and/or Licensed Product to BMS until, as BMS may elect at its sole discretion, BMS assumes responsibility for its own manufacture and supply such Licensed Compound and/or Licensed Product for the Terminated Countries.

(e)                                  Upon request by BMS, Sunesis shall disclose to BMS the Sunesis Know-How (provided that the Sunesis Know-How remains the Confidential Information of Sunesis and subject Article 11) and shall grant BMS a non-exclusive license under the Sunesis Know-How solely for (i) using, importing, selling and offering for sale the Licensed Compound and Licensed Products in each Terminated Country and (ii) making and having made the Licensed Compound and Licensed Products anywhere in the world solely for use, importation, sale and offer for sale in each Terminated Country; with right to grant sublicenses of the foregoing solely in connection with the Development and Commercialization of Licensed Compounds and/or Licensed Products in the Terminated Countries.  For the purposes of the foregoing, “Sunesis Know-How” means all processes, techniques and know-how owned or Controlled by Sunesis as of the applicable Termination Date that are available to Sunesis as of that Termination Date that are reasonably necessary for the manufacture, Development and/or Commercialization of the Licensed Compounds or a Licensed Product.  Sunesis Know-How shall not include information and know-how that is acquired or developed by Sunesis after the applicable Termination Date.

(f)                                    Sunesis shall assign or exclusively license (or, if applicable, cause its Affiliate to assign or exclusively license) to BMS all of Sunesis’ (and such Affiliates’) right, title and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name in each Terminated Country that is specific to a Licensed Product (it being understood that the foregoing shall not include any trademarks or trade names that contain the name “Sunesis”).

(g)                                 Sunesis shall grant to BMS a license, which license shall be exclusive with respect to each Terminated Country, with the right to grant sublicenses, under the Sunesis Patent Rights solely for (i) using, importing, selling and offering for sale the Licensed Compound and Licensed Products in each Terminated Country and (ii) making and having made the Licensed Compound and Licensed Products anywhere in the world solely for use, importation, sale and offer for sale in each Terminated Country; provided, however, that no rights will be granted under this Section 13.4.1(g) with respect to any Proprietary Compound of Sunesis which is not a Licensed Compound, including but not limited to the use or formulation of a Licensed Compound or Licensed Product in combination with any Proprietary Compound of Sunesis which is not a Licensed Compound.  For purposes of clarity, no rights will be granted under this Section 13.4.1(g) to co-formulate or use in combination a Licensed Compound with any Proprietary Compound of Sunesis which is not a Licensed Compound.  For the purposes of the foregoing, “Sunesis Patent Rights” means, with respect to specific Licensed Compounds and/or Licensed Products and Termination Dates: (i) those claims in patents and patent applications Controlled by Sunesis as of such Termination Date that are specifically directed to or specifically refer to such Licensed Compounds and/or Licensed Products (for example, patent rights covering the use of such Licensed

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Compounds in combination with another pharmaceutical agent); (ii) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority thereto; and (iii) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

(h)                                 BMS will [*] to Sunesis a [*] on [*] of such [*] by BMS, its Affiliates and sublicensees in the Territory, at the following [*] (i) at a [*] to [*] of the [*] set forth in [*] if the [*] has [*] in such country at the [*] of such [*], (ii) at a [*] to [*] of the [*] set forth in [*] if an [*] for the [*] but it [*] at the [*] of such [*], or (iii) at a [*] to [*] of the [*] set forth in [*] if an [*] for the [*]at the [*] of such [*], or (iii) at a [*] to [*] of the [*] set forth in [*] if an [*] for the [*] at the [*] of such [*] .  In addition, in the [*] that [*] to Sunesis [*] are included in the [*] by [*] in [*], and Sunesis is [*] or [*] to such [*] based on the [*] or [*] by or on behalf of [*] of [*] and [*] in the [*], then [*] Sunesis for any such [*] promptly upon [*] of [*].  For clarification, no [*] shall be [*] by [*] based on any [*].

13.4.2                  Upon termination of this Agreement pursuant to Section 13.3.2 hereof, all rights and licenses granted in Article 2 shall terminate (subject to 2.3(b)(vi)), and Sunesis shall cease all use of the BMS Patent Rights and BMS Know-How.  For clarification, the provisions of Section 2.7(b) shall terminate and BMS shall cease all use of the patent rights licensed thereunder.

13.4.3                  Survival.  The following provisions shall survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Article 1 (as applicable), Section 2.3(b)(vi), Article 5 (with respect to obligations arising prior to expiration or termination of this Agreement), Article 8 (with respect to obligations arising prior to expiration or termination of this Agreement), Section 9.4, Section 9.5, Section 10.1, Section 10.4.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.7, Article 11, Article 12 (with respect to Losses and Claims arising from activities and breaches that take place prior to expiration or termination of this Agreement), this Section 13.4, Section 13.5, Article 14 and Article 15.  Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 14.2, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  All other obligations shall terminate upon expiration of this Agreement.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.5                           Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein.  Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11.  Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

ARTICLE 14

DISPUTE RESOLUTION; ARBITRATION

14.1                           Resolution by Senior Executives.  Other than (i) determinations made by Independent Evaluators, certified accountants and scientific experts as provided in Sections 3.2, 8.7 and 13.2.5, respectively; (ii) pursuit of equitable relief as provided in Section 14.2(g); and (iii) a dispute governed by expedited arbitration in accordance with Section 14.3 below, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves.  In the event that such dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the dispute to the Chief Executive Officer of Sunesis and the President, Pharmaceutical Research Institute of BMS or other designated officer of BMS for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.

14.2                           Arbitration.  Other than (i) determinations made by Independent Evaluators, certified accountants and scientific experts as provided in Sections 3.2(b), 8.7 and 13.2.5, respectively; (ii) pursuit of equitable relief as provided in Section 14.2(g); and (iii) expedited arbitration in accordance with Section 14.3 below, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, either Party may submit such dispute for resolution through binding arbitration as follows:

(a)                                  A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the New York, NY office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to New York City.  The arbitrator for any disputed breach under Section 13.2.4 related to an alleged failure to use Commercially Reasonable Efforts as described in Section 13.2.3, the arbitrator shall be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto.  Otherwise, the arbitrator shall be a lawyer knowledgeable and experienced in the applicable Laws concerning the subject matter of the dispute.  In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates.  The governing law in Section 15.7 shall govern any such proceedings.  The language of the arbitration shall be English.

(b)                                 Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c)                                  The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 14.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 14.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.

(d)                                 The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 14.2(c).  The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise.  Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.

(e)                                  The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

(f)                                    Any arbitration pursuant to this Section 14.2 shall be conducted in New York, New York.  Any arbitration award may be entered in and enforced by a court in accordance with Section 15.8.

(g)                                 Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration, including any breach or threatened breach of Section 11.1 or 13.4.

14.3                           Expedited Arbitration.  The Parties agree that it is important to be able to clarify any disputes regarding Section 2.3 or Article 3 quickly.  Accordingly, if:

(i) if BMS disputes Sunesis’ right to enter into a License agreement based on (A) Sunesis’ compliance with Article 3 or (B) whether a License agreement complies with Section 2.3; and such dispute is not precluded by the terms of Section 3.7;

(ii) there is an alleged breach of Article 3 by either Party;

(iii) Sunesis alleges that BMS has failed to act in good faith with respect to its performance under Article 3, including without limitation by providing an Acceptance Notice without a good faith intention to enter into a binding License agreement with Sunesis on the terms and conditions of the Term Sheet for which BMS provided such Acceptance Notice;

(iv) BMS alleges that Sunesis has failed to act in good faith with respect to its performance under Article 3; or

(v) either Party disputes the finding of the Independent Evaluator pursuant to Section 3.2(b), provided that such Party holds a good faith belief that the other Party acted in bad faith or engaged in willful misconduct in the independent evaluation process;

then the Parties shall resolve such dispute in accordance with this Section 14.3.

Arbitration under this Section 14.3 shall be conducted in the same manner and subject to the same terms and conditions as arbitration under Section 14.2, provided that:

(a)                                  the Parties shall designate in writing a single arbitrator within fifteen (15) days of written notice of the dispute;

(b)                                 the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue within fifteen (15) days after the designation of the arbitrator;

(c)                                  the arbitrator shall use his or her best efforts to rule on each disputed issue within fifteen (15) days after completion of the hearing described in Section 14.2(c);

(d)                                 the arbitrator shall select one of the requested positions as his decision, and shall not have the authority to render any substantive decision other than to so select the position of either BMS or Sunesis; and

(e)                                  the Parties shall use good faith efforts to complete arbitration under this Section 14.3 within sixty (60) days following a request by any Party for such arbitration.

14.4                           In an arbitration procedure under Section 14.3, in the event that the arbitrator determines that BMS has failed to act in good faith with respect to its performance under Article 3, the following shall apply:  (a) the provisions of Article 3 shall terminate and (b) all other provisions of this Agreement shall remain in full force and effect.  For purposes of clarity, the foregoing shall be in addition to and shall in no way limit any ruling of the arbitrator in accordance with Section 14.3.

ARTICLE 15

MISCELLANEOUS

15.1                           Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2                           Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to Sunesis:

Sunesis Pharmaceuticals, Inc.

341 Oyster Point Boulevard

South San Francisco, California 94080

Attention:  Daryl Winter, General Counsel

Telephone:  650-266-3720

Facsimile:  650-266-3505

With a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Kenneth A. Clark, Esq.

Telephone:  650-320-4742

Facsimile:  650-493-6811

If to BMS:

Bristol-Myers Squibb Company
P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000
Attention:  Senior Vice President, Corporate and Business Development

Telephone:  609-252-4712
Facsimile:  609-252-7212

With a copy to:

Bristol-Myers Squibb Company

P.O. Box 4000
Route 206 & Province Line Road

Princeton, New Jersey 08543-4000
Attention:  Vice President & Senior Counsel, Corporate Development
Telephone:  609-252-4311
Facsimile:  609-252-4232

Any such notice shall be deemed given on the date received.  A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3                           Force Majeure.  Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4                           Assignment.

15.4.1                  BMS may, without Sunesis’ consent, assign or transfer all of its rights and obligations hereunder, in connection with any transfer of all of the BMS Patent Rights and BMS Know-How, to any Affiliate of BMS or to any Third Party (including, without limitation, a successor in interest); provided, however, that such assignee or transferee agrees in a writing provided to Sunesis to be bound by the terms of this Agreement.

15.4.2                  Upon thirty (30) days advance written notice to BMS and subject to BMS’ approval, such approval not to be unreasonably withheld, delayed or conditioned, Sunesis may assign or transfer all of its rights and obligations hereunder to any Third Party, provided however, that, (i) Sunesis’ rights and obligations under this Agreement shall be assumed by the Third Party assignee, (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such Third Party shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) Sunesis remains responsible for the performance of this Agreement.

15.4.3                  Notwithstanding the provisions of Section 15.4.2 above, Sunesis may assign or transfer all of its rights and obligations hereunder without such consent to an Affiliate of Sunesis or to a successor in interest by reason of merger, consolidation or sale of all or substantially all of the assets of Sunesis, provided however, that (i) Sunesis’ rights and obligations under this Agreement shall be assumed by its successor in interest and shall not be transferred separate from all or substantially all of its other business assets, (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such successor in interest or Affiliate shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) where this Agreement is assigned or transferred to an Affiliate, Sunesis remains responsible for the performance of this Agreement.

15.4.4                  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns.  Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.5                           Further Assurances.  Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6                           Waivers and Modifications.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion.  No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

15.7                           Choice of Law.  This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions (other than section 5-1401 of the New York General Obligations Law).

15.8                           Jurisdiction.

15.8.1                  Unless the Parties otherwise agree in writing, each Party, for the purpose of enforcing an award under Section 14.2 or for seeking injunctive or other equitable relief as permitted under Section 14.2(g), hereby irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County or the Supreme Court or Chancery Court of the State of Delaware (each a “State Court”), and (ii) the United States District Court for the Southern District of New York or the U.S. District Court for the District of Delaware (each a “District Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby.  Each party agrees to commence any such action, suit or proceeding either in a District Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a State Court.

Each party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the applicable District Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable District Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.8.2                  Each Party hereto hereby waives to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each Party hereto (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.8.

15.9                           Publicity.  Upon execution of this Agreement, the Parties shall issue the press release announcing the existence of this Agreement in the form and substance as set forth in Appendix 4 hereof.  Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, provided, however, that any disclosure which is required by applicable Laws or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following.  The Parties agree that any such required disclosure will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by applicable Laws, the Parties will use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least five (5) business days prior to its scheduled release.  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by applicable Laws, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure.  The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.  Nothing in this Section 15.9 shall be construed to prohibit Sunesis or its Affiliates or Sublicensees from making a public announcement or disclosure regarding the stage of development of Licensed Products in Sunesis’ (or its Affiliates’ or Sublicensees’) product pipeline or disclosing clinical trial results regarding such License Products, as may be required by applicable Laws or the rules of a securities exchange, as reasonably advised by Sunesis’ (or its Affiliates’ or Sublicensees’) counsel.

15.10                     Relationship of the Parties.  Each Party is an independent contractor under this Agreement.  Nothing contained herein is intended or is to be construed so as to constitute BMS and Sunesis as partners, agents or joint venturers.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.11                     Headings.  Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12                     Entire Agreement.  This Agreement, together with the Equity Agreements, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

15.13                     Counterparts.  This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

15.14                     Nonsolicitation.  During the term of this Agreement, Sunesis agrees that neither it nor any of its Affiliates shall knowingly recruit, solicit or induce, directly or indirectly, any employee of BMS or any of its Affiliates directly involved in the research or Development activities with respect to Licensed Compounds to terminate his or her employment with BMS or such Affiliate and become employed by or consult for Sunesis or any of its Affiliates.  For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean (i) circumstances where an employee of BMS or any of its Affiliates initiates contact with Sunesis or any of its Affiliates with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at employees of BMS or any of its Affiliates, including responses to general advertisements.

15.15                     Exports.  Sunesis agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16                     Interpretation.

15.16.1  Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

* * *

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Daniel N. Swisher, Jr.
(Signature)

Name:	Daniel N. Swisher, Jr.

Title:	Chief Executive Officer

Date:	April 27, 2005

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Tamar D. Howson
(Signature)

Name:	Tamar D. Howson

Title:	Sr. VP, Corporate and Business Development

Date:	April 27, 2005

Appendix 1

BMS Patent Rights

1.                                       BMS Core -Patent Rights

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

The foreign counterparts to the above patents are listed in Appendix 7 hereto.

2.                                       BMS Other Patent Rights

U.S. patent [*] (process)

biomarker application (BMS Docket No. [*] (PCT/US[*]))

U.S. Patent Application Pub. No. [*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix 2

CDK Assays

Description of CDK2 Inhibitor Assay

[*] consist of [*] of [*]-CDK2/[*] complex, [*] (amino acids [*] of [*] protein), [*], [*] in 50 µL kinase buffer ([*], pH 8.0, [*], [*], [*]).  Reactions are incubated for [*] at [*] and stopped by the addition of [*] to a final concentration of [*]%.  [*] are collected onto [*]) using a [*]) and the filters were quantitated using a [*]).  Dose response curves are generated to determine the concentration required to inhibit [*]% of kinase activity (IC50).  Compounds are dissolved at [*] in [*] and evaluated at [*] concentrations, each in [*].  The final concentration of [*] in the assay is [*]%.  IC50 values are derived by non-linear regression analysis and have a coefficient of variance (SD/mean, [*]) equal to or less than [*]%.

Description of CDK9 Inhibitor Assay

[*] are treated with [*] ([*]) to stimulate CDK9 activity ([*]).  Whole-cell [*] are prepared and [*] is used in each [*].  [*] are prepared using [*] of [*]CDK9 [*] and [*] of protein [*].  The [*] are washed three times with a buffer that contains [*], [*], pH 7.7, [*], [*], [*], and [*].  The [*] are then resuspended in a total volume of [*] that contains [*], pH 7.7, [*], [*], and [*]) at [*].  Kinase reactions are allowed to proceed at [*] for [*] and are terminated by the addition of [*] of a stop buffer ([*]).  The [*] are pelleted by a brief centrifugation and the supernatants are transferred to new microfuge tubes, to which is added [*] of a mixture of [*] and [*].  The mixtures are incubated on ice for [*] and [*] are recovered on [*]) using a Packard [*] harvester.  Incorporation of [*] into the [*] is determined by liquid scintillation counting.  [*] is determined by non-linear regression analyses and data are reported as the inhibitory concentration required to achieve [*]% inhibition relative to control reactions (IC50).

Description of CDK1 Inhibitor Assay

[*] consist of [*] of [*]-CDK1/[*] complex, [*] ([*]), [*], [*] in [*] ([*], [*], [*], [*]).  Reactions are incubated for [*] at [*] and stopped by the addition of [*] to a final concentration of [*]%.  The [*] are collected onto [*] and IC50 values are determined as above.

Description of CDK4 Inhibitor Assay

[*] consist of [*] of [*]-CDK4/[*] complex, [*] of [*], [*] (amino acids [*] of [*]), [*], [*] in [*] ([*], [*], [*], [*]).  Reactions are incubated for [*] at [*] and stopped by the addition of [*] to a final concentration of [*]%.  The [*] are collected onto [*] and IC50 values are determined as above.

Description of CDK7 Inhibitor Assay

CDK7 kinase activity is measured in [*] as described above for CDK9.   [*] are prepared using an [*]CDK7 [*] and [*].   Kinase activity is measured using [*] as the [*], as described above for CDK9.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix 3

Summary of Development Plan as of Effective Date

SNS-032 FOR TREATMENT OF HUMAN MALIGNANCIES

Overview:

SNS-032 (also referred to herein as BMS-387032) is a novel inhibitor of multiple cyclin-dependent kinases, including CDK2, CDK7 and CDK9.  SNS-032 is being developed for the treatment of both solid and hematological tumors.  The therapeutic hypothesis calls for [*] of SNS-032 to achieve prolonged [*] biologic activity.  In addition, since [*] likely results in [*] following [*] therapy, [*] with [*] can be expected.

The clinical plan calls for a phase 1 escalating-dose trial of SNS-032 administered IV [*] in a [*] cycle.  A phase 1b/2 trial under consideration is a combination of SNS-032 and [*] in [*] or [*].  Concomitantly, an oral formulation will likely be developed and explored in [*] phase 1 trials of oral SNS-032 ([*]).

Phase 2 and 3 trials will likely follow in [*] and [*] with SNS-032 as a single agent.  Combination trials under consideration are SNS-032 for treatment of earlier stage [*] and [*].

SNS-032 PRELIMINARY PHASE 1 STUDY SYNOPSIS

Title:

Phase 1, dose-escalation, multi-center clinical study of the safety and tolerability of intravenously administered SNS-032, a novel cyclin-dependent kinase inhibitor, administered to patients with advanced solid malignancies and relapsed [*] malignancies

Objectives:

1.                                       Assess the safety and tolerability of [*] given [*] in a [*] treatment cycle

2.                                       Assess the pharmacokinetics of SNS-032

3.                                       Assess the value of biological surrogates ([*]) as potential response monitoring pharmacodynamic markers of study drug activity in patients

4.                                       Assess the baseline levels of [*], [*], [*] and [*] as potential responder stratification biomarkers

Study Design:

SNS-032 will be administered to cohorts of [*], starting at a dose (to be determined) given [*] as a [*] IV infusion to patients meeting entry criteria.  Dose escalation by cohort will occur in the absence of identification of dose-limiting toxicities according to protocol-specified criteria.  Doses will be escalated

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

until at least [*] patients experience [*], except for nausea and vomiting adequately controlled with standard anti-emetic medications.  A modified [*] will used for subsequent dose escalation.

Patients will be eligible for up to [*] cycles of treatment; tumor assessments will be conducted at the completion of the [*] cycles.  Patients will be removed from the study upon evidence of tumor progression as defined by [*] criteria.

A thorough and adequate assessment of the effects of SNS-032 on [*] will be conducted.

Inclusion/Exclusion Criteria:

TBD

Estimated sample size:

~[*]

Estimated number of study centers:

[*]

Expected duration of study:

[*] enrollment; [*] follow up

Formulation:

SNS-032 Injection, [*]/vial ([*]) as the [*], is formulated as a [*] aqueous solution.  It is supplied in [*] vials.  A [*]% fill overage is included for vial-needle-syringe (VNS) withdrawal loss.  Each vial contains [*] of SNS-032 active [*], [*] (solubilizer), [*] (buffer, pH 4.0) and Water for Injection.  Vials of SNS-032 Injection contain sterile unpreserved solution.

Statistical Plan:

TBD

SNS-032 Initial Clinical Timelines:

Shown below are the initial clinical timelines for the Development of SNS-032.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

	2005				2006				2007				2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
I.V.
Single Agent	[*]
Combination	[*]
[*]

Oral
Single Agent	[*]
[*]
[*]
[*]

Oral
Combination
[*]
[*]

	2010				2011				2012				2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
I.V.
Single Agent
Combination

Oral
Single Agent

Oral
Combination

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix 4

Press Release

Sunesis to Acquire Clinical-Stage, Anti-Cancer Compound from Bristol-Myers Squibb

SNS-032 Expands Sunesis’ Pipeline of Novel Anti-Cancer Therapeutics

SOUTH SAN FRANCISCO, California, March X, 2005 –Sunesis Pharmaceuticals, Inc. announced today that it has obtained worldwide development and commercialization rights to BMS-387032 (now SNS-032), a targeted small molecule anti-cancer compound from Bristol-Myers Squibb Company (NYSE: BMY).  SNS-032 is a novel cyclin dependent kinase (CDK) inhibitor that induces cell cycle arrest and apoptosis.  This clinical-stage compound is the third cell-cycle inhibitor in Sunesis’ proprietary oncology portfolio.

Under the terms of the agreement, Bristol-Myers Squibb will receive an up-front equity stake of $8 million in Sunesis.  Sunesis will make a series of additional milestone payments of up to $29 million in cash and equity based on the successful development and approval for the first indication and formulation of SNS-032.  Additional development and commercialization milestones could total up to $49 million in cash and equity.  Sunesis will also make royalty payments based on net sales.  In return, Sunesis will receive an exclusive, worldwide license to SNS-032 and future CDK inhibitors derived from related intellectual property.

“We believe that CDK is an excellent therapeutic target for cancer therapy and SNS-032, in particular, fits well with our overall strategy to advance a diversified pipeline of novel anti-cancer therapeutics with potential to improve current treatment standards,” said Daniel Swisher, CEO of Sunesis.  “In preclinical studies, SNS-032 has demonstrated anti-tumor activity in multiple solid and hematological tumor models.  In 2005, we intend to commence a new Phase I clinical trial in patients with advanced solid tumors and relapsed lymphoid malignancies.”

About SNS-032

Cytotoxic agents, including many cell cycle inhibitors, remain the front-line standard of care in many cancers.  SNS-032 is a novel aminothiazole small molecule cell cycle modulator that targets the cyclin-dependent kinases CDK2, CDK7 and CDK9, thus halting the uncontrolled cell division characteristic of cancer.  Preclinical studies have shown that SNS-032 induces cell cycle arrest and apoptosis across multiple cell lines.  In Phase I trials , SNS-032 displayed promising pharmacologic properties and safety consistent with that of other cytotoxic anti-cancer

1

molecules.  Preclinical studies have shown that SNS-032 has activity in cancer models of solid tumors and hematologic malignancies.

SNS-032 is a small molecule that is currently administered by IV infusion, but also has the potential for being developed as an oral medication.  In addition, the compound has the potential to be used as either a single agent or as part of a combination drug regimen.  Sunesis intends to commence new Phase I clinical trials of SNS-032 administered by IV as a single agent and in combination with leading cancer therapies to evaluate the compound’s safety, tolerability and pharmacokinetic properties in humans to establish optimal dosing regimens for Phase II clinical testing.

About Sunesis’ Other Oncology Programs

Sunesis has built a portfolio of preclinical and development stage product candidates in oncology focused on novel pathways and targets, including inhibiting cell cycle and survival signaling. Sunesis is currently conducting Phase I clinical trials for its lead compound, SNS-595, a cell-cycle modulator that acts on proliferating cancer cells by inducing cell cycle arrest and apoptosis, or cell death.  In addition, Sunesis’ Aurora kinase inhibitor program is undergoing preclinical evaluation and, in cooperation with Biogen Idec, Sunesis is developing novel small molecule inhibitors of Raf and other oncology kinases.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for oncology, inflammatory diseases and other unmet medical needs.  Sunesis has built a product candidate portfolio through internal discovery and acquisition of novel cancer therapeutics.  Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.  For further information, visit www.sunesis.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning Sunesis Pharmaceuticals’ and its product development plans, including plans to commence and conduct preclinical studies and clinical trials. Sunesis may not be successful in such plans.

Statements in this press release regarding Sunesis Pharmaceuticals’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intends,” “may,” “plans,” “should,” “seeks,” “potential,” “will,” or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements including, but not limited to, the ability of Sunesis to: (i) discover product candidates, (ii) successfully conduct preclinical studies and clinical trials of product candidates, (iii) obtain regulatory approval of any product candidates and (iv) obtain and enforce intellectual property rights. These statements speak only as of the

2

date of this press release and the company assumes no obligation or responsibility to update or revise the statements.

CONTACT:
Eric Bjerkholt,	Media and Investors
CFO of Sunesis Pharmaceuticals, Inc.,	BCC Partners
+1-650-266-3717	Karen L. Bergman or Michelle Coral
650.575.1509 or 415.794.8662

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Appendix 5

List of BMS Compounds to be Provided Under Section 4.5

[*]

BMS-387032

[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Appendix 6

Illustrative Examples of Milestone Payments Under Section 8.2

In the four examples below, it is assumed that the Licensed Compound is a Licensed Compound under clause (a) of the Licensed Compound definition.

Example 1

•                  Licensed Compound is developed, filed and approved for IV treatment of [*] in [*] and [*] for [*].

•                  Licensed Compound is developed in parallel for the oral treatment of [*] but is never filed.

•                  No other development, filing or approval milestones are achieved.

•                  The following would be paid.

Column: 1	2		3		4		5
Milestone Event	First Indication for First Formulation =IV for [*]		Second Formulation (any Indication) = Oral for [*]		Second Indication for a Formulation = =IV for [*]		Third Indication for a Formulation
1. Start of Phase 1 Trial	$	[*]
2. Start of Phase 2 Trial	$	[*]	$	[*]	[*]
3. Start of Phase 3 Trial	$	[*]	$	[*]	$	[*]
4. NDA Filing	$	[*]			$	[*]
5. NDA Approval	$	[*]			$	[*]
6. MAA Filing	$	[*]			$	[*]
7. MAA Approval	$	[*]			$	[*]
8. JNDA Filing	$	[*]			$	[*]
9. JNDA Approval	$	[*]			$	[*]
Total	$	[*]	$	[*]	$	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5

Example 2

•                  Licensed Compound is developed, filed and approved for IV treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for the oral treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for IV treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for the oral treatment of [*] in [*].

•                  No other development, filing or approval milestones are achieved.

•                  The following would be paid.  Note that the oral [*] would be the second indication for a formulation which has already been paid for IV for [*] and so would not trigger payments.

Column:1	2		3		4		5
Milestone Event	First Indication for First Formulation = IV for [*]		Second Formulation (any Indication) =oral for [*]		Second Indication for a Formulation =IV for [*]		Third Indication for a Formulation
1. Start of Phase 1 Trial	$	[*]
2. Start of Phase 2 Trial	$	[*]	$	[*]	[*]
3. Start of Phase 3 Trial	$	[*]	$	[*]	$	[*]
4. NDA Filing	$	[*]	$	[*]	$	[*]
5. NDA Approval	$	[*]	$	[*]	$	[*]
6. MAA Filing	$	[*]	$	[*]	$	[*]
7. MAA Approval	$	[*]	$	[*]	$	[*]
8. JNDA Filing	$	[*]	$	[*]	$	[*]
9. JNDA Approval	$	[*]	$	[*]	$	[*]
Total	$	[*]	$	[*]	$	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6

Example 3

•                  Licensed Compound is developed, filed and approved for IV treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for the IV treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for IV treatment of [*] in [*].

•                  Licensed Compound is developed, filed and approved for the IV treatment of [*] in [*].

•                  No other development, filing or approval milestones are achieved.

•                  The following would be paid.  Note that the IV for [*] would be the fourth indication for a formulation and would not trigger payments.

Column:1	2		3	4		5
Milestone Event	First Indication for First Formulation = IV for [*]		Second Formulation (any Indication)	Second Indication for a Formulation =IV for [*]		Third Indication for a Formulation =IV for [*]
1. Start of Phase 1 Trial	$	[*]
2. Start of Phase 2 Trial	$	[*]		[*]		—
3. Start of Phase 3 Trial	$	[*]		$	[*]	$	[*]
4. NDA Filing	$	[*]		$	[*]	$	[*]
5. NDA Approval	$	[*]		$	[*]	$	[*]
6. MAA Filing	$	[*]		$	[*]	$	[*]
7. MAA Approval	$	[*]		$	[*]	$	[*]
8. JNDA Filing	$	[*]		$	[*]	$	[*]
9. JNDA Approval	$	[*]		$	[*]	$	[*]
Total	$	[*]		$	[*]	$	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

7

Example 4

•                  Licensed Compound, A, IV form is developed through phase 1 ([*]), phase 2 ([*]) and Phase 3 ([*]) for AML but is never filed.

•                  Licensed Compound, A, oral form is developed through phase 1 ([*]), phase 2 ([*]) and Phase 3 ([*]) but is never filed.

•                  A separate Licensed Compound, B, is developed, NDA/MAA are filed ([*]) and NDA/MAA are approved ([*]) for the IV treatment of [*] in [*].

•                  No other development, filing or approval milestones are achieved.

•                  The following would be paid.  Note that the column 2 payments for start of Phase 2 and Phase 3 are only triggered once for IV [*] and are not repaid for the IV [*] start of Phase 2 and Phase 3.

Column:1	2	3	4	5
Milestone Event	First Indication for First Formulation	Second Formulation (any Indication)	Second Indication for a Formulation	Third Indication for a Formulation
1. Start of Phase 1 Trial	$[*] in [*] for IV [*]
2. Start of Phase 2 Trial	$[*] in [*] for IV [*]	$[*] in [*] for oral [*]
3. Start of Phase 3 Trial	$[*] in [*] for IV [*]	$[*] in [*] for oral [*]
4. NDA Filing	$[*] in [*] for IV [*]
5. NDA Approval	$[*] in [*] for IV [*]
6. MAA Filing	$[*] in [*] for IV [*]
7. MAA Approval	$[*] in [*]
8. JNDA Filing
9. JNDA Approval
Total	$[*]	$[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8

Appendix 7

BMS Core Patent Rights

1.                                       BMS Core -Patent Rights

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

U.S. patent [*] (docket number [*])

The foreign counterparts of the above patents are listed below.

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	PUB ro GRT Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	PUB or GRT Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	PUB or GRT Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	PUB or GRT Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9

Docket Number [*]

Ctry	Type	Filing Date	Filing Number	Publication	Proc	GRT or PUB Number
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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